BRITANNIA BUSINESS CENTER
LABORATORY AND OFFICE LEASE (NNN)

THIS LABORATORY AND OFFICE LEASE ("**Lease**") is made and executed this 26TH day of May, 2021 (the "**Effective Date**"), by and between BRITANNIA PROPERTY OWNER, LLC, a Delaware limited liability company ("**Landlord**"), and DIACARTA, INC., a California corporation ("**Tenant**"), who agree as follows:

1. **BASIC LEASE PROVISIONS AND CERTAIN DEFINED TERMS.**

1.1 Effective Date:	May 26, 2021
1.2 Landlord:	Britannia Property Owner, LLC, a Delaware limited liability company
1.3 Landlord's Notice Address:	Britannia Property Owner, LLC Attn: Quynh Palomino 17470 N. Pacesetter Way Scottsdale, AZ 85255 Telephone: (800) 333-2358 E-mail: quinn@virtuapartners.com With copy to: Britannia Property Owner, LLC c/o Clear Vista Management (US), LLC 17470 N. Pacesetter Way Scottsdale, AZ 85255
1.4 Tenant:	DiaCarta, Inc., a California corporation
1.5 Tenant's Notice Address:	Prior to the Commencement Date: DiaCarta, Inc. Attn: Chief Financial Officer 2600 Hilltop Drive Richmond, CA 94806 Telephone: (201) 577-8221 Email: rbrand@diacarta.com From and after the Commencement Date: DiaCarta, Inc. Attn: Chief Financial Officer 4385 Hopyard Road, Suite 100 Pleasanton, CA 94588 Telephone: (201) 577-8221 Email: rbrand@diacarta.com With copy to: Dalsin Law Attn: Ann M. Dalsin, Esq. 1630 N. Main Street, #221 Walnut Creek, CA 94596 Email: ann.dalsin@dalsinlaw.com
1.6 Project:	The parcel of real estate (the "**Real Property**," being more fully described in ***Exhibit A*** attached hereto and incorporated herein), together with the Building and all other buildings now or hereafter situated thereon (collectively, the "**Other Buildings**"), the landscaping, common areas and all other improvements and appurtenances thereto, commonly referred to as "*Britannia Business Center*" located at 4125, 4155, 4255 and 4385 Hopyard Road, Pleasanton, California. The Real Property, including the Building, the Other Buildings and the Facilities (as hereinafter defined), together

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	with any additional improvements added from time to time to the Real Property, shall hereinafter be collectively referred to as the "**Project**." The Project is part of a larger development known as the Hacienda Business Park (the "**Business Park**"), which is governed by and subject to that certain Declaration of Covenants, Conditions and Restrictions for Hacienda Business Park (No. 4) recorded April 8, 2013, as Document No. 2013124373 in the Official Records of Alameda County (as the same may be amended from time to time, the "**CC&Rs**").
1.7 Building:	The one-story building commonly known as 4385 Hopyard Road, Pleasanton, California, situated in and a part of the Project.
1.8 Premises:	A part of the Building known as Suite 100
1.9 Rentable Area of the Project:	Approximately 291,591 square feet
1.10 Rentable Area of the Building:	Approximately 56,505 square feet
1.11 Rentable Area of Premises:	Approximately 27,000 square feet as of the Commencement Date (as hereinafter defined), approximately 32,000 square feet as of month 13 of the Term, and approximately 37,000 square feet as of month 22 of the Term
1.12 Tenant's Proportionate Share of Total Rentable Area in the Building:	47.78% (as of the Commencement Date); 56.63% (as of the expansion at month 13 of the Term); and 65.48% (as of the expansion at month 22 of the Term); provided, however, the foregoing are subject to adjustment as provided in this Lease (including, but not limited to, in the event of Tenant's exercise of a ROFO (as hereinafter defined))
1.13 Tenant's Proportionate Share of Total Rentable Area in the Project:	9.26% (as of the Commencement Date); 10.97% (as of the expansion at month 13 of the Term); and 12.69% (as of the expansion at month 22 of the Term); provided, however, the foregoing are subject to adjustment as provided in this Lease (including, but not limited to, in the event of Tenant's exercise of a ROFO)
1.14 Permitted Use:	Office, biotechnology R&D, CLIA Service, manufacturing, warehousing and other related legal uses subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed, and any and all applicable government approvals
1.15 Lease Term:	86 months, plus the remainder of the calendar month in which the Commencement Date occurs if the Commencement Date occurs on a date other than the first day of a calendar month, and subject to Tenant's exercise of two renewal options
1.16 Renewal Options	Two consecutive options to extend the Term for 3 years each.
1.17 Estimated Delivery Date:	July 1, 2021
1.18 Rent Commencement Date:	The Commencement Date, subject to an abatement of Conditional Rent during the Conditional Rent Period (as such terms are hereinafter defined)
1.19 Base Rent:	$2.40 per square foot of Rentable Area (as hereinafter defined) for the first year following the commencement of the Term, with 3% annual increases thereafter; subject, however, to Conditional Rent abatement for the first 4 months' Base Rent. See Section 4 for full rental schedule.

1.20 Parking:	3 parking spaces per 1,000 square feet of Rentable Area of the Premises.
1.21 Security Deposit:	$100,000.00, in the form of cash or a letter of credit.
1.22 Administrative Fee:	15% of the applicable amount or charge
1.23 Remittance of Rent:	All payments of Rent (as hereinafter defined) not remitted to Landlord by Auto-Debit Transfer (as hereinafter defined) will be remitted to Landlord either by mail or EFT (as hereinafter defined).

As of the Effective Date, Landlord's mailing address for payments of Rent is:

If sent by regular mail via the U.S. Postal Service:

RiverRock Real Estate Group
4350 Von Karman Avenue, 3rd Floor
Newport Beach, CA 92660

If sent by messenger, overnight courier (e.g. Federal Express, UPS) and/or registered or certified mail via the U.S. Postal Service:

RiverRock Real Estate Group
2392 Morse Avenue, Suite 100
Irvine, CA 92614

As of the Effective Date, Landlord's EFT information for payments of Rent is as follows:

Wells Fargo Bank, N.A.
ABA No.: 121 000 248
Account No.: 4275528776

2. **PREMISES.**

(a) In consideration of Tenant's agreement to pay Rent and comply with the covenants and conditions contained herein, Landlord hereby leases to Tenant and Tenant hereby hires and leases from Landlord, upon the terms and conditions set forth herein, that certain office space known as Suite 100 in the Building (and as delineated and shown on the space plan designated as ***Exhibit B*** attached hereto and incorporated herein by this reference (as may be amended from time to time, the "**Space Plan**")) (herein referred to as the "**Premises**"), and the nonexclusive right to use the Facilities. The "**Premises**" will initially be comprised of approximately twenty-seven thousand (27,000) rentable square feet ("**Rentable Area**"), calculated pursuant to the Standard Method For Measuring Floor Area In Office Buildings (ANSI/BOMA Z65.1-2010) (the "**BOMA Standard**"). The Rentable Area of the Premises will be expanded to approximately thirty-two thousand (32,000) square feet commencing at the beginning of month 13 of the Term and further expanded to approximately thirty-seven thousand (37,000) square feet commencing at the beginning of month 22 of the Term; any Tenant Improvements (as defined herein) deemed necessary for the occupancy of such expansion space will be undertaken in accordance with the terms and provisions of this Lease and in a timely manner so as to be completed prior to the applicable delivery date for such expanded space and, in no event, will Rent be reduced as a result or any inability to occupy the expanded space at the specified time. Notwithstanding the foregoing and for the avoidance of doubt, the parties agree that the initial amount of Rent shall not increase until the corresponding extended space is delivered to Tenant by Landlord. The Space Plan will be updated, amended and/or supplemented from time to time as the Premises is expanded in accordance with this Lease.

(b) Except as specifically set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall accept the Premises in its existing, "AS-IS" condition, subject to the discovery of latent defects and any Landlord Maintenance Obligations (as defined in Subsection 11(a) below) under this Lease. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises, the Building and the Project were at such time in good and sanitary order, condition and repair. Notwithstanding anything to the contrary herein, Landlord hereby represents and warrants that the tenant occupying the Premises immediately prior to the Commencement Date provided Landlord evidence of appropriate closure documents approved by the applicable local government authority related to removal of Hazardous Materials (as hereinafter defined) from the Premises.

3. **TERM.**

(a) The initial term of this Lease (the "**Initial Term**") shall be approximately eighty-six (86) months. The Initial Term shall commence on the "**Commencement Date,**" which, subject to adjustment for Force Majeure Delays and/or Tenant Delays impacting Substantial Completion (as such terms are hereinafter defined) of the initial Premises on or before such date, will be July 1, 2021 (the "**Estimated Delivery Date**"). Unless earlier terminated or extended pursuant to the express terms and conditions of this Lease, the Initial Term shall terminate without notice on the last day of the eighty-sixth (86th) month after the Commencement Date (the "**Expiration Date**"), unless the Commencement Date is not the first (1st) day of the month, in which case the Expiration Date shall be the last day of the full 86th calendar month after the Commencement Date occurs. The Initial Term and the Extended Term(s) are collectively referred to herein as the "**Term.**" Following the Commencement Date, and again following the delivery date for each expansion of the Premises (e.g. at month 13 and month 22 of the Term), Landlord and Tenant will mutually execute and deliver a Memorandum Confirming Terms in form and substance identical to ***Exhibit C*** attached hereto and incorporated herein; failure of Tenant to execute and deliver any such certificate within ten (10) days following its written request by Landlord shall constitute Tenant's binding and conclusive acceptance of the Premises and acknowledgment by Tenant that the statements included in such certificate, as prepared and delivered by Landlord, are true and correct.

(b) Tenant's inability or failure to take possession of the Premises (or any portion thereof) when delivered by Landlord shall not delay the commencement of the Term of this Lease or Tenant's obligation to pay Rent. Tenant acknowledges that Landlord has incurred, and shall continue to incur significant expenses as a consequence of the making of this Lease, including, without limitation, the cost of carrying vacant space in the Building (if any and applicable), brokerage commissions and fees, legal and architectural fees, the costs of space planning and the costs of construction of improvements to the Premises (or any portion thereof); all of said expenses shall be deemed included in measuring Landlord's damages should Tenant fail to take possession of the Premises when required under the terms of this Lease, although such expenses shall not be duplicative of the items of damage to which Landlord may otherwise be entitled under Section 20 hereof.

(c) In the event of a failure by Landlord to complete Landlord's Work (as hereinafter defined) and provide occupancy of the initial Premises to Tenant on the Estimated Delivery Date (except as a result of Force Majeure Delays and/or Tenant Delays), the Commencement Date shall be extended until such possession is provided to Tenant.

(d) Notwithstanding the foregoing provisions of this Section 3 to the contrary, and in accordance with Section 10, Landlord will provide Tenant with access to the Building and Premises prior to the Commencement Date, at Tenant's discretion and at no cost to Tenant, for the purpose of constructing the Tenant Improvements and preparing the Premises for occupancy (including, but not limited to, the construction and installation of Tenant's FF&E). Such early access to the Premises will be available to Tenant and Tenant's Early Access Parties (as hereinafter defined) commencing upon the Effective Date hereof, will be undertaken on a non-interference basis, and will be subject to all rules and regulations attached hereto as ***Exhibit D*** and incorporated herein (the "**Rules and Regulations**") and any and all notice, Landlord approval and/or insurance requirements set forth in this Lease.

4. **BASE RENT.**

(a) Tenant covenants to pay to Landlord during the Term hereof a monthly rental (hereinafter referred to as the "**Base Rent**") in the amount set forth in Subsection 4(c) below, due and payable without demand, offset, deduction, or abatement therefor, except as otherwise expressly provided herein, in advance on the first (1st) day of each calendar month; except that if the Rent Commencement Date occurs on a day other than the first (1st) day of a calendar month, then the Base Rent for the fraction of the month starting with the Rent Commencement Date shall be paid on such Rent Commencement Date, prorated on the basis of a thirty (30) day month. Rent shall be remitted by Tenant as directed in this Lease or to such other persons or places as may be designated from Landlord from time-to-time after the Effective Date hereof by written notice to Tenant. Tenant may elect to pay Base Rent (or any other amounts required hereunder) by bank wire or electronic funds transfer ("**EFT**"), in which case Landlord will, from time to time upon request by Tenant, provide Tenant with wiring instructions or other reasonably necessary information to accomplish such EFT. Notwithstanding the foregoing, Landlord may elect, upon reasonable advance notice, to require tenants pay Rent by EFT and, in such event, Tenant shall: (i) promptly execute any and all agreements and authorizations, and supply any and all information necessary, to authorize Landlord to initiate debit entries ("**Auto-Debit Transfers**") from Tenant's account to Landlord for such portions of Rent due under this Lease as Landlord may elect to be paid by Auto-Debit Transfer; and (ii) take all actions necessary on Tenant's part to insure that any and all such payments will be received by the Landlord by the dates due as specified in this Lease.

(b) Except for the first (1st) month's Base Rent and Security Deposit, Landlord initially elects that Base Rent and Tenant's Proportionate Share of Operating Costs be paid by Auto-Debit Transfer; Landlord may elect, by giving notice to Tenant, that additional payments constituting Additional Rent and reconciliations of Tenant's Proportionate Share of Operating Costs be paid by Auto-Debit Transfer. As of the Effective Date hereof, all payments of Rent not made by Auto-Debit Transfer will be remitted to Landlord by mail or EFT to the address or using the wiring instructions (as applicable) set forth in Subsection 1.23 above. If any installment of Rent or any other charge due from Tenant is not received by Landlord or Landlord's designee when due, then, at Landlord's

election and upon Landlord's demand, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such overdue amount; the parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of the late payment by Tenant.

(c) Subject to adjustment in the event of Tenant's exercise of a ROFO, Tenant shall pay to Landlord Base Rent, scheduled as follows:

Months of Term	Rentable Area of the Premises	Base Rent Rate**	Monthly Installment of Base Rent**
1-12*	27,000 sq. ft.	$2.40 per sq. ft./month*	$64,800.00*
13-21	32,000 sq. ft.	$2.47 per sq. ft./month	$79,040.00
22-24	37,000 sq. ft.	$2.47 per sq. ft./month	$91,390.00
25-36	37,000 sq. ft.	$2.55 per sq. ft./month	$94,350.00
37-48	37,000 sq. ft.	$2.63 per sq. ft./month	$97,310.00
49-60	37,000 sq. ft.	$2.71 per sq. ft./month	$100,270.00
61-72	37,000 sq. ft.	$2.79 per sq. ft./month	$103,230.00
73-84	37,000 sq. ft.	$2.87 per sq. ft./month	$106,190.00
85-86	37,000 sq. ft.	$2.96 per sq. ft./month	$109,520.00

*Provided and on the condition that Tenant has faithfully performed all of the terms and conditions of this Lease and is not in default hereunder beyond any applicable notice and cure periods, Landlord agrees to abate the obligation of Tenant to pay Base Rent for the first (1st) four (4) full months of the Term (such abated Base Rent being referred to herein as the "**Conditional Rent**" and such 4-month period being the "**Conditional Rent Period**"). In the event of a default by Tenant of any material term of this Lease at any time during the Term that continues beyond any applicable notice and cure periods, and in addition to any other remedies to which Landlord may be entitled at law or in equity, Landlord shall be entitled to recover the Conditional Rent (i.e. the amount of the Conditional Rent shall not be deemed to have been abated, but shall become immediately due and payable as unpaid Rent earned, but due at the time of such default by Tenant).

**All Base Rent amounts set forth in this Lease are subject to adjustment to reflect rounding of decimals in final calculations by Landlord's billing system and are subject to further adjustment based on a re-measurement of the Premises as set forth herein.

5. **ADDITIONAL RENT.** The Base Rent payable by Tenant to Landlord pursuant to Section 4 above shall be augmented by "**Additional Rent**" in accordance with the provisions of this Section 5. Unless this Lease provides otherwise, Additional Rent then due is to be paid together with the monthly installment of Base Rent then due.

(a) **Definitions.** For purposes of this Lease, the following terms will have meanings thereafter set forth:

(i) "**Estimated Operating Costs**" means the annual estimates of Tenant's Proportionate Share of Operating Costs for each calendar year, to be given by Landlord to Tenant pursuant to the terms hereof.

(ii) "**Facilities**" include, without limitation, all atriums, walkways, common areas, parking facilities, driveways, and both interior and adjacent landscaped and hardscaped areas of the Project.

(iii) "**Operating Costs**" means all costs, fees and expenses paid, incurred or imposed by Landlord (whether directly or, if applicable, through a property manager or other independent contractor) during each calendar year of the Term in connection with the ownership, operation, maintenance, management, repair, replacement, inspection, protection, and insurance of the Building, Facilities and Project (including in all cases the personal property used in connection therewith), including, but not limited to, the following:

(1) All Landlord Maintenance Obligations and other services performed by or on behalf of Landlord in or to the Building, the Facilities and the Project, including but not limited to all operation, maintenance, repair, security, management and service agreements for the Building, the Facilities and/or the Project, together with the rental and purchase cost of parts, supplies, materials, tools and equipment, to the extent specifically used in the maintenance or operation of the Building, the Facilities and/or the Project;

(2) All utilities for the Building, the Facilities and the Project that are not paid by Tenant or any other tenant of the Project, including but not limited to, charges for electricity (including costs incurred in connection with any energy management program), water, gas, steam, sewer, heating, air-conditioning, ventilation, lighting, and waste disposal, related to the maintenance and/or operation of the Building, the Facilities and the Project, together with Landlord's purchase, installation and repair of a sound system and/or holiday lights and decorations, if any, for the Building, the Facilities and/or the Project;

(3) Labor costs (including wages, salaries, social security and employment taxes, similar government charges, fringe benefits, medical and other types of insurance, uniforms, training, and retirement and pension plans) for all persons who perform duties in connection with the operation, protection, maintenance and repair of the Building, the Facilities and the Project that are normally incurred by owners of Comparable Buildings (as defined in Subsection 33(c) hereof) providing comparable services;

(4) Management fees, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, clerical and supervisory staff, and other administrative costs. Landlord, by itself or through an affiliate, will have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services will not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience;

(5) Taxes (as defined below);

(6) All legal and accounting costs, fees payable to tax consultants and attorneys for consultation and contesting taxes, and fees for licenses and permits related to the ownership and operation of the Building, the Facilities and/or the Project;

(7) Any common pest control, trash and rubbish removal or disposal program established by Landlord for the entire Project, including leasing costs of bins and compactors;

(8) Any common security services established by Landlord for the Project, the Facilities or the Building, provided that, if Landlord elects to provide security services in the exercise of Landlord's sole and absolute discretion, Landlord will not be liable in any manner whatsoever to Tenant or any third party by reason of any act or omission of Landlord in providing or maintaining any security (or electing not to provide or maintain security) except in instances of gross negligence of Landlord or Landlord Parties (as defined below);

(9) Premiums and deductibles paid by Landlord for insurance relating to the Property or any portion thereof, including workers compensation, fire and extended coverage, casualty, earthquake, general liability, rental loss, rent abatement, elevator, boiler and other insurance customarily carried from time to time by owners of comparable property, provided, however, that Landlord may, but shall not be obligated to, carry earthquake or flood insurance;

(10) The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) that are made to the Project (or any portion thereof) and that: (a) are performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Project (or such portion thereof); (b) are required by any governmental authority (including changes in the Project required by the Americans with Disabilities Act), (c) are required to comply with any laws that are enacted, or first interpreted to apply to the Project, after the Effective Date of this Lease, or (d) replace or repair existing equipment or components (including the roofs) of the Project or any portion thereof. The cost of such capital improvements will be amortized by Landlord over five (5) years or, with respect to improvements described in clause (a) above, the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement, whichever is less. The amortized cost of such capital improvements may, at Landlord's option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement;

(11) Any parking charges, utility surcharges, occupancy taxes or any other costs resulting from the statutes or regulations, or interpretations thereof, enacted by any governmental authority in connection with the use or occupancy of the Building, the Facilities, or the Project;

(12) All regular and special assessments, dues, maintenance and repair expenses, fees, costs, expenses or other amounts applicable to the Premises payable by Landlord under recorded covenants, conditions, restrictions, easements, development agreements and similar documents or to any association established for the benefit of the Project, whether separately or combined with

other properties, including without limitation owner's dues and assessments, common area maintenance charges paid by Landlord for the Project pursuant to any declaration of covenants, conditions and restrictions (including, but not limited to, any such fees and assessments applicable under the CC&Rs for the Business Park). In addition, if Landlord incurs Operating Costs for the Project together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses will be equitably prorated and apportioned between the Project and the other buildings or properties as determined by Landlord in its sole discretion; and

(13) Any other expenses or charges, whether or not described in this Section 5, which would be considered an expense of managing, maintaining, operating, repairing, replacing, protecting or insuring the Building, the Facilities and the Project in accordance with generally accepted accounting principles or common management practices.

As used herein, Operating Costs will not include rental under any ground or underlying lease; the cost of capital improvements or equipment which would be properly classified as capital expenditures (except as expressly set forth in this Article); depreciation; interest (except as provided above for the amortization of capital improvements); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Project, including advertising and publicity expenditures, brokerage commissions; lease concessions, including rental abatements and construction allowances granted to specific tenants; the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; Landlord's reserve accounts; costs incurred in connection with the sale, financing or refinancing of the Project or any portion thereof; fines, interest and penalties incurred by Landlord due to the late payment of Operating Costs; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any costs paid directly by Tenant or any other tenant of the Project; any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building or the Project under their respective leases; costs of correcting construction or latent defects in the Building; costs of cleaning up or removing asbestos or hazardous materials not directly attributable to the activities of Tenant, its agents, employees or contractors; costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Project; costs incurred in connection with upgrading the Building to comply with disability, life, fire and safety codes in effect prior to the Rent Commencement Date (unless such compliance is triggered by Tenant's Work or Alterations (as such terms are hereinafter defined) or other improvements performed by or for Tenant, in which case such compliance shall be Tenant's responsibility); Landlord's general corporate overhead and general administrative expenses not related to the operation of the Building; all compensation to executives, officers or partners of Landlord or to any other person at or above the level of property manager (or the person fulfilling the function of property manager, notwithstanding his or her actual title); salaries of service personnel to the extent that such service personnel perform services not attributable to the management, repair or operation of the Building, Facilities or Project; the cost of any political or charitable donations or contributions; costs of purchasing, installing and replacing art work or decorative features; or costs incurred by Landlord to appeal the amount of Taxes payable for the Project to the extent that Landlord does not receive a refund produced by such appeal.

(iv) "**Taxes**" means: (a) all real estate taxes and other assessments on the Building, Facilities, and Project, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments, and the Project's share of any real estate taxes and assessments under the any reciprocal easement agreement, common area agreement or similar agreement as to the Project (including the CC&Rs for the Business Park); (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance, protection, and repair of the Facilities or the Project as a whole; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b) above, including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Taxes will not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. All assessments, taxes, fees, levies, and charges imposed by governmental agencies for services such as child care facilities, promotion of the arts, transportation, fire protection, street, sidewalk and road maintenance, refuse removal, and other public services generally provided without charge to owners or occupants prior to the adoption of Proposition 13, also shall be deemed included within the definition of Taxes for the purposes of this Lease. If an assessment is payable in installments, Taxes for a calendar year will only include the amount of the installment and any interest due and payable during such calendar year. For all other real estate taxes, Taxes for a calendar year will include the amount accrued, assessed or otherwise imposed for that calendar year. If a change in Taxes is obtained for any calendar year of the Term during which Tenant paid Operating Costs, then Taxes for that year will be retroactively adjusted and Landlord will provide Tenant with a credit, if any; or, if the foregoing adjustment results in an increase in the Taxes for such calendar year, then Tenant will pay Landlord the amount of any such increase as Additional Rent within thirty (30) days after Tenant's receipt of a statement from Landlord.

(v) "**Tenant's Proportionate Share**" means, (1) with respect to Operating Costs applicable to the Building, the proportion of the Rentable Area of the Premises to the Rentable Area of the Building, and (2) with respect to Operating Costs applicable to the Project, which for this Lease is agreed by Landlord and Tenant to be the percentages set forth in Subsections 1.12 and 1.13 hereof, provided, however, that any Rentable Area of the Building or Project occupied by tenants who pay taxes directly to any taxing authority, carry their own insurance, or provide and pay for any other Operating Costs directly, as may be provided in their leases, shall not be included in the calculation of Tenant's Proportionate Share. In the event that during the Term, including any extensions thereof, the Building shares Facilities with other improvements within the Project, Tenant's Proportionate Share of Operating Costs shall be separately calculated with respect to the Operating Costs for any shared Facilities. In calculating Tenant's Proportionate Share of Operating Costs for any shared Facilities, Tenant's Proportionate Share of the Operating Costs shall be equitably adjusted by Landlord to reflect the shared use, and Tenant shall be responsible for payment of all increases (and receive the benefits of any decreases) in Tenant's Proportionate Share of Operating Costs allocable to any such shared Facilities as compared to the same proportionate share of Operating Costs for the prior year. By way of example: if Tenant's Proportionate Share of total Rentable Area in Building is twenty percent (20%) in 2021 and, effective January 1, 2022, an additional office building of the same size as the Building has been constructed at the Project and is occupied and shares certain Facilities with the Building, then Tenant's Proportionate Share of Operating Costs for all shared Facilities shall be ten percent (10%). In calculating Tenant's Proportionate Share of Operating Costs for 2022, Tenant shall be responsible for twenty percent (20%) of all increases (or decreases) over 2021 relating to Operating Costs allocable to the Building and ten percent (10%) of all increases (or decreases) over 2021 relating to Operating Costs for any shared Facilities.

Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Costs for the Project among different portions or occupants of the Project (the "**Cost Pools**"), in Landlord's reasonable discretion. Such Cost Pools may include the tenants of a particular building or buildings of the Project. The Operating Costs allocated to any such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner, in Landlord's reasonable discretion. Further, if Landlord incurs Operating Costs for the Building or the Project together with one or more other buildings or properties, whether pursuant to the CC&Rs, a reciprocal easement agreement, declaration, common area agreement or otherwise, such shared amounts shall be equitably prorated and apportioned between the Building or the Project, as applicable, and such other buildings or properties in Landlord's reasonable discretion.

(b) **Payment of Operating Costs.** Tenant shall pay to Landlord, as Additional Rent, the following amounts in the manner specified:

(i) Prior to January 1st (or as soon thereafter as possible) of each calendar year of the Term, commencing the calendar year following the Commencement Date, Landlord will provide Tenant with a written statement showing in reasonable detail the Estimated Operating Costs for the next forthcoming calendar year, and Tenant will pay Tenant's Proportionate Share thereof as Additional Rent as set forth herein. On or before the first (1st) day of each calendar month during the Term, Tenant will pay to Landlord a monthly installment equal to one-twelfth (1/12) of Tenant's Proportionate Share of Estimated Operating Costs as Additional Rent. If Landlord determines at any time that its good faith estimate of the Operating Costs was incorrect by a material amount, Landlord may, at Landlord's option, provide Tenant with a revised statement of the Estimated Operating Costs. After its receipt of any such revised estimate, Tenant's monthly payments will be based upon the revised Estimated Operating Costs. If Landlord does not provide Tenant with a statement of Estimated Operating Costs before the beginning of any calendar year, Tenant will continue to pay monthly installments based on the previous year's Estimated Operating Costs until Landlord provides Tenant with the new estimate. Upon delivery of a new statement of Estimated Operating Costs, an adjustment will be made for any month for which Tenant paid monthly installments based on the previous year's estimate. Any overpayment will be credited against the next due future installment(s) of Additional Rent. Tenant will pay Landlord the amount of any underpayment as Additional Rent within thirty (30) days after receipt of a new estimate. The terms of the preceding sentence will survive the expiration of the Term or earlier termination of this Lease. Any Operating Costs attributable to a period that falls only partially within the Term will be prorated.

(ii) No later than April 30th of each calendar year (or as soon thereafter as possible), commencing the calendar year following the Commencement Date, Landlord will furnish Tenant with a statement of the actual Operating Costs for the prior calendar year. If the Estimated Operating Costs for the prior calendar year are more than the actual Operating Costs for the prior calendar year, Landlord will apply any overpayment by Tenant against Additional Rent due or next becoming due, provided, however, if the Term expires or is otherwise terminated before the determination of the overpayment, Landlord will refund any overpayment to Tenant after first deducting any outstanding amount of Rent due. If the Estimated Operating Costs for the prior calendar year are less than the actual Operating Costs for such prior calendar year, Tenant will pay Landlord, within thirty (30) days after Tenant's receipt of such annual statement, any underpayment for the prior calendar year. The terms of this Subsection will survive the expiration of the Term or earlier termination of this Lease.

(iii) Tenant shall have the right to examine and review Landlord's books and records pertaining to Operating Costs ("**Tenant's Review**"), at Tenant's expense, one (1) time during each calendar year provided that: (A) Tenant provides Landlord with written notice of its election to conduct Tenant's Review no later than ninety (90) days following Tenant's receipt of the Operating Costs statement and completes Tenant's Review within sixty (60) days after giving such notice (provided that such time period shall be extended if Landlord fails to make necessary records available for Tenant's review); (B) Tenant fully and promptly pays all Rent, including Tenant's Proportionate Share of Operating Costs as billed by Landlord pending the outcome of Tenant's Review; (C) Tenant's Review is conducted by a qualified employee of Tenant or by an accounting firm engaged by Tenant on a non-contingency fee basis; (D) Tenant and the person(s) conducting Tenant's Review agree that they will not divulge the contents of Landlord's books and records or the result of their examination to any other person, including any other tenant in the Building or the Project, other than Tenant's attorneys, accountants, employees and consultants who have need of the information for purposes of administering this Lease for Tenant or as otherwise required by law. Tenant's Review shall be conducted at Landlord's office where the records are maintained during Landlord's normal business hours and will not unreasonably interfere with Landlord's normal business activities. In the event that Tenant's Review demonstrates that Landlord has overstated Operating Costs, Landlord shall reimburse Tenant for any overpayment of Tenant's Proportionate Share of such Operating Costs within thirty (30) days of Landlord's receipt of reasonably sufficient documentation of such overstatement from Tenant. In the event that Tenant's Review demonstrates that Landlord has overstated the Operating Costs for the year reviewed by more than five percent (5%), then Landlord shall reimburse Tenant for its reasonable out-of-pocket expenses incurred in conducting Tenant's Review up to Three Thousand Five Hundred Dollars ($3,500.00), in addition to reimbursement of the overstated Operating Costs amount, within thirty (30) days of Landlord's receipt of documentation reasonably acceptable to Landlord reflecting the cost of Tenant's Review. If Landlord has not overstated Operating Costs or if any such overstatement is five percent (5%) or less, then Tenant's Review shall be conducted at Tenant's sole cost and expense.

(c) **Payments of Additional Rent.**

(i) Notwithstanding any other provision of this Section 5 to the contrary, in the event that either of the Building or the Project is not fully occupied by tenants or Landlord is not supplying services to one hundred percent (100%) of the Building or the Project (as applicable) at any time during a calendar year, Operating Costs will, at Landlord's option, be determined as if the Building or the Project (as applicable) had been fully occupied and Landlord had been supplying services to ninety-five percent (95%) of the Building or the Project (as applicable) during that calendar year. The extrapolation of Operating Costs under this Subsection will be performed by appropriately adjusting the cost of those components of Operating Costs that are impacted by changes in the occupancy of the Building and/or the Project, as applicable. Notwithstanding the foregoing, in no event will Landlord retain more than the actual Operating Costs for the Building and/or the Project (as applicable) after the amount is determined and settled with tenants thereof.

(ii) The determination of Tenant's Proportionate Share of a cost hereunder shall be made by Landlord. A statement of such determination shall be made available to Tenant upon demand. Landlord's estimates shall be based upon Landlord's experience with actual costs and reasonable projections.

(iii) While the Rentable Area figures set forth in this Lease for the Premises, the Building and the Project are approximate and may be subject to inaccuracy or future change, the Rentable Area of the Premises shall not be subject to re-measurement or modification during the Term of this Lease except with respect to adjustment on account of the expansion spaces to be annexed as a part of the Premises in accordance with this Lease and any other additional space that Tenant may lease in the Building after the Effective Date hereof that is made subject to this Lease. Notwithstanding, to the extent there is a material change in the total Rentable Area of either of the Building or the Project from time to time during the Term (as determined by Landlord's architect in accordance with BOMA Standard), Landlord will have the right, but not the obligation, to adjust Tenant's Proportionate Share of Operating Costs relating to the Building and/or relating to the Project (as applicable) by written notice to Tenant at least thirty (30) days before such adjusted figure goes into effect.

(iv) Base Rent, Additional Rent, late fees and all other amounts due to Landlord hereunder are collectively referred to in this Lease as "**Rent**."

6. SECURITY DEPOSIT/FIRST MONTH'S RENT.

(a) Tenant shall, upon execution of this Lease, deposit with Landlord a security deposit (the "**Security Deposit**") in the amount set forth in Subsection 1.21 hereof, if any, as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of Rent, Landlord may use, apply, or retain all or any part of this Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss, cost or damage which Landlord may suffer by reason of

Tenant's default. If any portion of said Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefore, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord's option, to the last transferee of Tenant's interest hereunder) within a reasonable time after both the expiration of the Term and Tenant's delivery of the Premises to Landlord, not to exceed thirty (30) days, so that Landlord has a reasonable opportunity to inspect the Premises; provided, however, that Landlord may retain the Security Deposit until such time as any amount due from Tenant in accordance with this Lease has been determined and paid in full. Tenant shall not assign or encumber its contingent rights in the Security Deposit, and neither shall Landlord nor its successors or assigns be bound by any such assignment or encumbrance. If Landlord transfers the Premises during the Term, Landlord may pay the Security Deposit to any subsequent owner in conformity with the provisions of Section 1950.7 of the California Civil Code and/or any successor statute, in which event the transferring landlord shall be released from all liability for the return of the Security Deposit. In the event of the termination of any ground or underlying lease or foreclosure of any mortgage or deed of trust now or hereafter affecting the Premises, Building or land upon which the same are located, Tenant shall look only to the new landlord for return of the Security Deposit provided that the Security Deposit is actually transferred to the new landlord. In no event shall the Security Deposit or any portion thereof, be considered prepaid Rent.

(b) The Base Rent for the first (1st) full calendar month, excluding any Conditional Rent, free or reduced Base Rent, if any, of the Term shall be paid upon Tenant's execution of this Lease.

7. **HOLDING OVER.** Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or sooner termination of this Lease. Should Tenant, with or without Landlord's written consent (which Landlord may withhold in its sole and absolute discretion), hold over after the termination of this Lease, such holding over will constitute a month-to-month tenancy based upon all the provisions of this Lease (except as to Term and Base Rent). During such holding over, Tenant shall pay to Landlord monthly in advance: (a) for each of the first (1st) three (3) months of such holding over period, Base Rent equal to one hundred fifty percent (150%) of the annual Base Rent at the time of termination of this Lease for the entire month regardless of whether or not the hold over encompasses the entire month together with one hundred percent (100%) of all other charges payable under this Lease; and (b) for each month of the holding over period in excess of three (3) months, Base Rent equal to two hundred percent (200%) of the annual Base Rent at the time of termination of this Lease for the entire month regardless of whether or not the hold over encompasses the entire month together with one hundred percent (100%) of all other charges payable under this Lease. All Renewal Options, if any, granted under the terms of this Lease which have not expired, terminated or already lapsed shall be deemed terminated and will be of no further effect beginning on the first (1st) day of any such holding over period. Additionally, if Tenant shall hold over without the consent of Landlord, then Tenant shall also protect, defend, indemnify and hold Landlord harmless from all Claims (as defined below) resulting from retention of possession by Tenant, including, without limiting the generality of the foregoing, any Claims made by any succeeding tenant founded upon such failure to surrender and any lost rents and profits to Landlord resulting therefrom. The foregoing provisions of this Section are in addition to and do not affect Landlord's right of re-entry or any other rights of Landlord hereunder or as otherwise provided by law.

8. **USE OF PREMISES.**

(a) The Premises shall be used and occupied by Tenant for the Permitted Use as set forth in Subsection 1.14 hereof and for no other purpose without the prior written consent of Landlord. The granting or withholding of such consent shall be at the sole discretion of the Landlord.

(b) Tenant and its employees, agents, officers, directors, members, partners, contractors, vendors, guests, customers, visitors, shippers, suppliers, licensees, invitees, permitted successors, permitted assigns or permitted subtenants (each a "**Tenant Party**"; collectively, the "**Tenant's Parties**") shall not do or permit anything to be done in or about the Premises which does or could (i) jeopardize the structural integrity of the Building, or (ii) cause damage to any part of the Premises. Tenant and Tenant's Parties shall not operate any equipment within the Premises which does or could: (1) damage, overload, or impair the efficient operation of any electrical, plumbing, sewer, water, telecommunications, heating, ventilating, or air conditioning systems within or servicing the Premises or the Building; or (2) damage or impair the efficient operation of the sprinkler system (if any) within or servicing the Premises or Building. Tenant shall not install any equipment or antennae on or make any penetrations of the exterior walls, floors, ceiling, walls or roof of the Building. Tenant shall not place any loads upon the floors, walls, ceiling, or roof systems which could adversely affect the structural integrity of the Building or damage its floors, foundations, or supporting structural components. Tenant shall be responsible for any damages to the Premises, Building, Facilities or Real Property caused by Tenant's or Tenant's Parties' installation and or use of fixtures including, but not limited to, water dispensers, water coolers, refrigerators with water dispensers and/or icemakers, freezers with icemakers, and all other similar equipment. Tenant shall not use any areas outside the Premises for the storage of its materials, supplies, inventory, or equipment, and all such materials, supplies, inventory, or equipment shall at all times be stored in the Premises. Tenant shall not commit, nor permit to be committed, any waste in or about the Premises, the Building or the Facilities. Tenant shall not store any materials,

or park any inoperative vehicles, recreational vehicles or equipment in the common areas including, but not limited to, the Facilities.

(c) Except to the extent that such compliance is the responsibility of the Landlord pursuant to this Lease, Tenant and each Tenant Party shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws and Private Restrictions (as defined herein) respecting the use and occupancy of the Premises (including, without limitation, all Laws governing access to the Premises and the use and/or disposal of Hazardous Materials) and shall defend, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant's failure to so abide, observe, or comply. Without limiting the foregoing, Landlord will be responsible for performing and maintaining the Building and Facilities in compliance with any applicable requirements of the Americans With Disabilities Act of 1990 (42 U.S.C §12101 et seq.) and the regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (the "**ADA**"), including any "path of travel" requirements of the ADA Title III triggered by Tenant's Alterations; provided, however, Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, any ADA Title III compliance in the common area necessitated by the Building being deemed to be a "public accommodation" instead of a "commercial facility" as a result of Tenant's use of the Premises. Tenant shall be solely responsible for requirements under ADA Title I relating to Tenant's employees. Landlord's and Tenant's obligations hereunder shall survive the expiration or sooner termination of this Lease. For purposes of this Lease, the term "**Laws**" shall mean any judicial decisions and any statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirements of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Premises, Building, Facilities, or Real Property, or any of them, in effect either as of the Effective Date of this Lease or at any time during the Term, including, without limitation, any regulation, order or policy of any quasi-official entity or body (e.g. a board of fire examiners or a public utility or special district). The term, "**Private Restrictions**", for purposes of this Lease, shall mean (as they may exist or be modified from time-to-time) the CC&Rs and any and all covenants, conditions, and restrictions, private agreement, easements, and any other recorded documents or instruments affecting the use of the Building, Premises, Facilities, or Real Property; provided, however, that Landlord has provided copies of such Private Restrictions to Tenant in advance and Landlord hereby agrees that the Private Restrictions shall not discriminate among tenants of the Building or Real Property and shall not prohibit or otherwise unreasonably impair Tenant's ability to operate in the Premises for the Permitted Use. Notwithstanding anything to the contrary herein, Landlord represents and warrants to Tenant that the Building and the Premises shall comply with all applicable laws as of the Commencement Date (including, without limitation, any municipal ordinances and the ADA), and, if a non-compliance with said warranty exists, Landlord shall, after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, rectify same at Landlord's expense; provided, however, if any such non-compliance of the Premises relates to or is as a result of the Tenant Improvements, Tenant's FF&E and/or any Alterations, Tenant will be responsible for rectifying the same, at Tenant's expense.

(d) With respect to any insurance policies required or permitted to be carried by Landlord or Tenant in accordance with the provisions of this Lease, Tenant shall not conduct or permit any other person to conduct any activities or keep, store or use (or allow any other person) to keep, store or use any item or thing within the Premises or the Building which: (i) is prohibited under the terms of such policies; (ii) could result in the termination of coverage afforded under any of such policies; (iii) could give the insurance carrier the right to cancel any of such policies; or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any such policies. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverages carried by either Landlord or Tenant pursuant to this Lease.

(e) Tenant shall not conduct, or permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or Facilities without first having obtained Landlord's prior written consent, which may be withheld in Landlord's sole and absolute discretion.

(f) Subject to the terms of this Lease, Landlord will retain absolute control over the exterior appearance of the Building and the appearance of the Premises from the exterior thereof. No sign, placard, picture, decoration, advertisement, lettering, name or notice ("**Signs**") will be inscribed, displayed, printed or affixed on or to any part of the Premises that can be seen from outside the Premises, and Tenant will not place or install, or permit the placement or installation of, any Signs, drapes, shutters, or any other items that will in any way alter the exterior appearance of the Building or the Premises, without Tenant first (a) obtaining the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion, and (b) obtaining any and all requisite approval of local municipalities or governing boards (including, but not limited to, the owners' association for the Project), paying for any required permits and licenses relating to the placement and installation of such items, and ensuring compliance of such items with all applicable municipal, county and state laws and ordinances as well as the CC&Rs. Tenant will comply at all times with applicable law with respect to Tenant's interior Signs. All interior and exterior Signs will conform to the Rules and Regulations. If Tenant is allowed to print or affix or in any way place a Sign in, on, or about the Premises or Building, upon expiration of the Term or earlier termination of this Lease, Tenant, at Tenant's sole cost and expense, will both remove such Sign and repair all damage in such manner as to restore all aspects of the Premises and the Building to the condition existing prior to the placement of said Sign. Except as otherwise expressly provided in this Lease, Tenant will be responsible for all costs of designing, manufacturing, printing, painting, affixing, inscribing, installing, illuminating, operating and maintaining its Signs. All Signs on outside

doors will be printed, painted, affixed or inscribed by a person approved in advance by Landlord utilizing a method approved in advance by Landlord. Any work performed by Tenant in contravention to the provisions of this Lease may be removed by Landlord with or without notice at Tenant's sole expense, with all expenses incurred by Landlord in connection therewith, including payment of fines and repair of any damage, plus an Administrative Fee relative such expense incurred by Landlord, constituting Additional Rent. Tenant's obligations set forth in the preceding sentence will survive expiration of the Term or earlier termination of this Lease.

(g) Tenant shall not use, handle, generate, treat, store or dispose of, or permit the handling, generation, treatment, storage or disposal of any Hazardous Materials by Tenant or any Tenant Party in, on, under, around or above the Premises now or at any future time and to the extent not prohibited by applicable Laws; however, the foregoing provisions shall not prohibit the transportation to and from, and/or the use, storage, maintenance and handling within, the Premises of Hazardous Materials (a) customarily used in offices, and (b) used in Tenant's laboratory that are listed on ***Exhibit E*** (collectively, the "**Pre-Approved Laboratory Hazardous Materials**"), provided: (i) Tenant provides Landlord with a list of any and all Hazardous Materials that Tenant plans to use in the Premises (and, except as may be expressly provided otherwise in this Lease, Landlord will have no pre-approval rights relating to the items specified on such list); (ii) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, strictly in accordance with applicable Laws and the manufacturers' instructions therefor; (iii) such substances shall not be disposed of, released or discharged on or about the Building or the Property, and shall be transported to and from the Premises in compliance with all applicable Laws and as Landlord shall reasonably require; (iv) if any applicable Law or Landlord's trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements, at Tenant's expense, for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises; and (v) any remaining substances shall be completely, properly and lawfully removed from the Building and the Property upon expiration or earlier termination of this Lease or Tenant's right to possession of the Premises. Landlord will have no obligation to remove, clean up or remediate any Hazardous Materials which were brought onto the Premises or any portion of the Project by Tenant or Tenant Parties, and Tenant will immediately take appropriate actions, at Tenant's sole cost and expense and in accordance with all applicable Laws, to remove, clean up and remediate any release, discharge, or spill of Hazardous Materials at, on, under or from the Project or any part thereof caused by Tenant or Tenant Parties. The term "**Hazardous Materials**", when used herein, shall include, but shall not be limited to, any substances, materials or wastes to the extent quantities thereof are regulated by the City of Pleasanton or any other local governmental authority, the State of California, or the United States of America because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including asbestos and including any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table, as amended, 49 C.F.R. 172.101, or in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Subsections 9601 et seq., or the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Subsections 6901 et seq., or any other applicable governmental regulation imposing liability or standards of conduct concerning any hazardous, toxic or dangerous substances, waste or material, now or hereafter in effect. Except to the extent arising out of Landlord's own negligence or willful misconduct, Tenant will indemnify, defend (with counsel acceptable to Landlord) and save Landlord and Landlord's employees, agents, officers, directors, members, shareholders, partners, contractors, successors, assigns, affiliated entities and lender(s) (each a "**Landlord Party**"; collectively, "**Landlord Parties**") harmless from any and all liability, losses, claims, expenses (including attorneys' fees and consultants' fees and costs), judgments, and actions (collectively, "**Claims**"), incurred or suffered by, or asserted or awarded against Landlord or any Landlord Parties arising from injury to any person, including death, damage to or loss of use or value of real or personal property, and costs of investigation and cleanup with the existence of Hazardous Materials on the Premises during the Term. Further, except to the extent prohibited by applicable Laws, and except to the extent that such Claims result from the negligence or willful misconduct of Landlord or any Landlord Party, Tenant does hereby indemnify, defend and hold harmless Landlord and its agents and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all Claims arising by, through or under Tenant, its agents, employees, contractors, servants and invitees and out of or in any way connected with any deposit, spill discharge or other release of Hazardous Materials caused by Tenant or any Tenant Party during the Term of this Lease, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, or from Tenant's failure to provide all information, make all submissions, and take all steps required by all applicable governmental authorities. Tenant's obligations and liabilities under this paragraph shall survive the expiration or earlier termination of the Term.

(h) Any use of the Premises, Building, Facilities, or Real Property in violation of the Rules and Regulations is expressly prohibited.

(i) The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any law, statute, ordinance or governmental rule, regulation, or requirement at the Premises, shall be conclusive of the fact as between Landlord and Tenant.

9. **TAXES ON TENANT'S PROPERTY.** In addition to its respective portion of Taxes paid as a part of Operating Costs, Tenant will be liable for and pay before delinquency (a) all taxes and assessments charged against

merchandise, trade fixtures, furniture, furnishings, equipment or any other personal property belonging to Tenant, (b) any increase in the assessed value of the Project, or any portion thereof, based on the value of any such personal property, (c) all taxes required as a result of Tenant's hiring employees, (d) all sales taxes, license fees, public charges, or other taxes or assessments levied, assessed or imposed upon Tenant's business operation, and (e) any municipal, county, state, or federal excise tax, sales tax, use tax, transaction privilege tax, gross proceeds tax, rent tax, or like tax now or hereafter levied or imposed against, or on account of, any amounts payable under this Lease by Tenant or the receipt thereof by Landlord (but excluding income, capital levy, franchise, capital stock, gift, estate or inheritance taxes) (collectively, "**Tenant's Direct Tax Obligations**"). Tenant will make all necessary arrangements to have Tenant's Direct Tax Obligations billed separately to the extent possible and shall, following demand by Landlord, furnish Landlord with satisfactory evidence of these payments. If any of Tenant's Direct Tax Obligations are taxed with the Building, Facilities or Project, Tenant will pay Landlord the full amount of such taxes immediately upon demand by Landlord, notwithstanding any right to appeal Tenant may have. The provisions of the preceding sentence will survive the expiration of the Term or earlier termination of this Lease

10. **WORK TO PREMISES FOR PERMITTED USE.** Tenant accepts the Premises and any and all Cables (as defined below) currently located in or serving the Premises "AS-IS," subject to being in good working order and condition, and subject to Landlord's performance of any Landlord's Work. Landlord and Tenant shall construct the Premises (and each portion thereof) through contractors selected pursuant to the terms of this Lease. Landlord shall perform the Base Building Work (as defined below) at Landlord's sole cost and expense (except as otherwise set forth herein), and Tenant shall construct the Tenant Improvements at Tenant's sole cost and expense, all in accordance with the Approved Construction Documents (as hereinafter defined) and the provisions of this Lease. Subject to Force Majeure Delays and/or Tenant Delays (as applicable), Landlord and Tenant will use commercially reasonable efforts to achieve Substantial Completion of their respective work with the respect to the initial Rentable Area of the Premises on or before July 1, 2021 (also referred to herein as the Estimated Delivery Date). Additionally, subject to Force Majeure Delays, Tenant will use commercially reasonable efforts to achieve Substantial Completion of Tenant's Work with respect to the first expansion space of the Premises on or before August 1, 2022, and with respect to the second expansion space of the Premises on or before April 1, 2023. For purposes hereof, "**Substantial Completion**" and "**Substantially Complete**" (or any other variation thereof) shall mean the completion of all applicable work and improvements and the receipt of all governmental sign-offs and approvals with respect thereto.

(a) **<u>Work to be Performed by Landlord.</u>**

(i) <u>Landlord's Work.</u> The work necessary to ready the initial Premises for the Permitted Use and occupancy by Tenant for which Landlord is responsible (collectively referred to herein as "**Landlord's Work**") consists of the "**Base Building Work**," which consists solely of the repair and/or replacement of any and all mechanical systems and equipment within the Premises and/or the Building as of the Effective Date hereof that are determined to have a useful life of less than two (2) years following the Effective Date of this Lease (if any such systems and/or equipment then exists in such state or condition). Additionally, Landlord will, at no cost to Tenant or its contractors, thoroughly clean the Premises after completion of Landlord's Work, the Tenant Improvement and Tenant's FF&E but prior to Tenant's initial move-in (the "**Move-in Clean**").

(ii) <u>Completion of Landlord's Work.</u> To the extent there exists Landlord's Work to be performed by Landlord pursuant to this Lease, Landlord will give Tenant at least ten (10) business days' prior written notice of the date on which such Landlord's Work is Substantially Complete. Landlord and Tenant shall then arrange a mutually convenient time, no later than five (5) business days after Tenant's receipt of such notice, for Tenant and Landlord to conduct a walk-through inspection of the Landlord's Work. During the inspection, Tenant shall compile a punch list of items yet to be completed. If Tenant shall fail to inspect the Landlord's Work within five (5) business days after the receipt of Landlord's notice, then Landlord's Work shall be deemed completed and satisfactory in all respects, and the date set forth in Landlord's notice shall be deemed the date on which Landlord achieved Substantial Completion. Substantial Completion of the Landlord's Work shall be deemed to have occurred notwithstanding a requirement to complete "punch list" or similar minor corrective work so long as such corrective work does not materially and unreasonably impair Tenant's ability to occupy the Premises for the conduct of its business therein and/or for the construction of the Tenant Improvements. Upon Substantial Completion of the Landlord's Work, Landlord shall have no further obligation to construct improvements or construct modifications to or changes Landlord's Work, except to complete the punch list of Landlord's Work remaining to be completed. Subject to Tenant Delays and Force Majeure Delays, Landlord agrees to use commercially reasonable efforts to complete any and all punch list items within 30 days following the date of Substantial Completion of the Landlord's Work.

(iii) <u>Assignment of Warranties and Guaranties relating to Landlord's Work.</u> Landlord hereby assigns to Tenant, on a non-exclusive basis, to the extent assignable, all warranties and guaranties from the contractor(s) performing any Landlord's Work. Upon receipt of written notice from Tenant, Landlord shall, at Tenant's cost, use commercially reasonable efforts to assist Tenant with enforcing any warranties and/or guaranties against the contractor(s) who perform the Landlord's Work on behalf of Landlord.

(b) **Work to be Performed by Tenant.**

(i) Tenant's Work. All work, other than Landlord's Work, necessary to ready the Premises (whether the initial Rentable Area or an expansion space thereof) for the Permitted Use and occupancy by Tenant (collectively referred to herein as "**Tenant's Work**") is the responsibility of Tenant, and consists of two separate components: (i) the design and construction of any and all alterations, additions and improvements that Tenant may deem necessary and/or appropriate to prepare the Premises for occupancy by Tenant and otherwise approved by Landlord in accordance herewith, consisting of those certain improvements described in the Approved Construction Documents other than any Base Building Work (the "**Tenant Improvements**"), subject to the terms of this Lease; and (ii) the installation of any item or work not shown in the Approved Construction Documents, including, for example, trade fixtures, equipment, furniture, furnishings, telephone equipment, Cables for any of the foregoing, or other personal property to be used in the Premises by Tenant (hereinafter, "**Tenant's FF&E**"). Notwithstanding the foregoing or any other provision of this Lease to the contrary, it is acknowledged that Tenant Work's with respect to the initial Rentable Area of the Premises is anticipated to consist only of the installation of Tenant's FF&E and, to the extent considered Tenant Improvements, certain alterations, additions and/or improvements that would otherwise be treated as Exempt Alterations (as hereinafter defined) ("**Decorative Improvements**"), and the parties agree that the Management Fee otherwise applicable to Tenant Improvements will not apply to any such Decorative Improvements undertaken in connection with readying the initial Rentable Area of the Premises for occupancy by Tenant.

(ii) Completion of Tenant's Work. To the extent there exists Tenant Improvements to be performed by Tenant pursuant to this Lease, Substantial Completion of such Tenant Improvements shall be deemed to have occurred notwithstanding a requirement to complete "punch list" or similar minor corrective work relating to the Tenant Improvements so long as such corrective work does not materially and unreasonably impair Tenant's ability to occupy the Premises (or any applicable expansion space) for the conduct of its business therein. Subject to Force Majeure Delays, Tenant agrees to use commercially reasonable efforts to complete any and all punch list items within thirty (30) days following the date of Substantial Completion of the Tenant Improvements.

(iii) Access to Perform Tenant's Work. Tenant shall have the right to enter the Premises prior to the Commencement Date, subject to all of the provisions of this Lease, but excluding the obligation to pay Base Rent and Tenant's Proportionate Share of Operating Costs, for the purpose of constructing the Tenant Improvements and installing Tenant's FF&E. Such early access to the Premises (or any portion thereof) will be available to Tenant, at its discretion, commencing upon the Effective Date of this Lease. Should Tenant, its employees, its agents, its independent contractors, its suppliers and any other person under Tenant's direct control (collectively, the "**Tenant's Early Access Parties**") enter the Premises for the installation and/or construction of Tenant's Work, it is hereby agreed that if, in the sole reasonable judgment of Landlord, the presence of Tenant's Early Access Parties or the work that is being performed thereby shall interfere with the completion of the Landlord's Work, or otherwise detrimentally affect Landlord's ability to comply with its commitments for completing Landlord's Work, then Landlord shall have the right to order any or all of Tenant's early entry work to cease on twenty four (24) hours written notice. If Landlord requires such cessation of work because there exists interference with the work of construction of the Landlord's Work, then Tenant shall have Tenant's Early Access Parties removed from the Premises, including, without limitation, all of Tenant's tools, equipment and materials. If Tenant desires to exercise its right of early entry in accordance with the provisions of this Section 10, then Tenant further agrees to: (i) pay for and provide certificates evidencing the existence and amounts of liability insurance carried by Tenant, which coverage shall be reasonably approved by Landlord; (ii) indemnify, defend, protect and hold Landlord and the Premises harmless from and against all liens, liabilities, losses, damages, costs, expenses, demands, actions, causes of action and claims (including, without limitation, attorneys' fees and legal costs) arising out of the use, construction, or occupancy of the Premises by Tenant and the Tenant's Early Access Parties prior to the Commencement Date; and (iii) comply with all applicable Laws, regulations, permits and other approvals applicable to such early entry work on the Premises.

(iv) Costs Relating to the Tenant's Work. Tenant will be responsible for paying any and all costs associated with the Tenant Improvements and Tenant's FF&E (including, without limitation, governmental agency plan check, permit, and other fees; sales and use taxes; Title 24 fees; testing and inspection costs; costs or expenses of any consultants retained by Tenant with respect to design, procurement, installation or construction of improvements or installations, whether real or personal property, for the Premises; costs or expenses of materials, labor, and supplies for the construction of the Tenant Improvements or Tenant's FF&E; the general contractor's overhead and profit for the Tenant Improvements; any Management Fee payable to Landlord for construction management services to Tenant; and the cost of any Tenant's FF&E), except for the following items, which will be paid for by Landlord at its sole cost and expense: (A) any charges for the use of the parking facilities, water, electricity, gas, HVAC and other services of the Building, Facilities or Project during the construction of the Base Building Work and the Tenant Improvements; (B) all costs relating to the design, engineering, permitting, construction, inspection and testing of any Base Building Work; and (C) all costs relating to the Move-In Clean.

(c) **Tenant Improvements; Construction Parties, Plans and Documents.**

(i) Selection of Architect and Engineers. Whether with respect to the initial Rentable Area of the Premises or an expansion space of the Premises, Tenant will retain (A) an architect ("**Tenant's Architect**") to define Tenant's space requirements with respect to the Premises and prepare plans and drawings relating to the construction of the Tenant Improvements, and (B) an engineering consultant ("**Tenant's Engineer**") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. Tenant may work with any architectural, planning and/or engineering firm(s) of its choice, provided, however, that each of Tenant's Architect and Tenant's Engineer shall be (1) subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, (2) licensed in the State of California, and (3) experienced in designing improvements similar to the Tenant Improvements, and provided further that if Tenant uses an architect or engineer that has not been approved by Landlord, then Landlord may retain, at Tenant's sole cost and expense, its own engineer to review the Construction Documents and consult with the Tenant's Architect and/or Tenant's Engineer regarding the same. Tenant shall not replace Tenant's Architect or Tenant's Engineer without Landlord's prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) and then only with an architect or engineer reasonably acceptable to Landlord.

(ii) Construction Documents.

(1) The plans and drawings for the Tenant Improvements to be prepared by Tenant's Architect and Tenant's Engineer hereunder shall be known collectively as the "**Construction Documents**." All Construction Documents shall be subject to Landlord's reasonable approval, which shall not be unreasonably withheld, conditioned, or delayed except to the extent such changes, modifications or alterations related to the structural components of the Building and/or the mechanical, engineering, plumbing or life safety systems of the Building (in which case Landlord may withhold its approval it is sole discretion). With respect to the initial Rentable Space of the Premises, Tenant will use commercially reasonable efforts to submit a complete set of Construction Documents for Landlord's approval no later than four (4) weeks after the Effective Date of this Lease; with respect to later expansion spaces of the Premises, Tenant will use commercial reasonable efforts to submit a complete set of Construction Documents for Landlord's approval no later than three (3) months prior to the commencement date relative to such expanded space. If Tenant fails to timely submit a complete set of Construction Documents and such failure delays the ability of either Landlord or Tenant to achieve Substantial Completion of their respective work relating to the Initial Improvements by the Estimated Delivery Date, then the same shall constitute a Tenant Delay and the Conditional Rent Period shall be reduced (1) day for each day that Tenant delays in making such submission. Landlord shall advise Tenant, in writing, within ten (10) business days after Landlord's receipt of the Construction Documents if the same is unsatisfactory or incomplete in any respect (and specify in such written notice the unsatisfactory items). If Landlord fails to respond within such 10-business day period, then Tenant shall deliver a second notice ("**Second Approval Request Notice**") to Landlord requesting a response to such request for approval; Tenant's Second Approval Request Notice shall be delivered strictly in accordance with the notice provisions of this Lease (including the delivery of copies of such notices to any persons or entities entitled to receive copies thereof.) If Landlord fails to respond within the 5-business day period following the date of the Second Approval Request Notice, then Tenant's submittal shall be deemed approved by Landlord. Tenant and Tenant's Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Tenant's Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Documents shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same for quality, design, compliance with Laws or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Documents, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Documents.

(2) Following Landlord's approval (or deemed approval) of the Construction Documents in accordance with Subsection 10(c)(ii)(1) above, Tenant shall promptly cause Tenant's Architect and Tenant's Engineer to complete the architectural and engineering drawings for the Tenant Improvements and Tenant's Architect shall compile a fully-coordinated set of architectural, structural (if required), mechanical, electrical and plumbing construction documents in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "**Final Construction Documents**") and shall submit the same to Landlord for Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed except to the extent such changes, modifications or alterations related to the structural components

of the Building and/or the mechanical, engineering, plumbing or life safety systems of the Building (in which case Landlord may withhold its approval it is sole and absolute discretion). Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Construction Documents. Landlord shall advise Tenant, in writing, within five (5) business days after Landlord's receipt of the Final Construction Documents if the same is approved, or unsatisfactory or incomplete in any respect (and specify in such written notice the unsatisfactory or incomplete items). If Landlord fails to respond within the said 5-business day period, then Tenant shall deliver a Second Approval Request Notice in accordance with Subsection 10(c)(ii)(1) above, and Landlord's failure to respond within three (3) days of its receipt thereof, shall constitute Landlord's approval thereof. If the Final Construction Documents are not approved, then Tenant shall have the right to modify the proposed Final Construction Documents and resubmit to Landlord for review in accordance with the process above until such Final Construction Documents have been approved by Landlord or deemed approved. The Final Construction Documents as approved, or deemed approved, by Landlord in accordance with this Section are referred to herein as the "**Approved Construction Documents**." Upon the determination of the Approved Construction Documents, Landlord and Tenant shall promptly confirm the same in writing.

(3) Tenant's Architect shall use commercially reasonable efforts to submit the Approved Construction Documents to the appropriate municipal authorities for all applicable building permits within five (5) business days following the date that the Final Construction Documents are approved by Landlord. Upon receipt of such permits, Tenant shall proceed to complete the Tenant Improvements in accordance with the Approved Construction Documents, all permits, approvals and Laws. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's sole responsibility; provided, however, that Landlord shall cooperate, at no cost to Landlord, with Tenant in executing permit applications and performing other ministerial acts necessary to enable Tenant to obtain any such permit or certificate of occupancy. Furthermore, within ten (10) days after completion of the Approved Construction Documents, Tenant shall solicit bids from qualified contractors selected by Tenant, each of which must be licensed in the State of California and approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Following receipt of such bids, Tenant shall promptly select the successful bid and enter into a contract with the chosen general contractor (the "**General Contractor**") for the construction of the Tenant Improvements in accordance with the Approved Construction Documents and this Lease, which contract will be subject to the Landlord's approval (which approval will not be unreasonably withheld, conditioned or delayed).

(4) No material changes, modifications or alterations in the Approved Construction Documents may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed except that Landlord may disapprove, in its sole and absolute discretion, any such changes, modifications or alterations that: (i) do not conform to applicable Laws or are disapproved by any governmental agency; (ii) require power consumption and/or services beyond the level normally provided to other tenants in the Building; (iii) overload the floors; (iv) in Landlord's reasonable opinion, are of a nature or quality that is inconsistent with Landlord's objectives concerning the appearance or quality of the Premises, the Building and/or the Project; or (v) relate to the structural components of and/or the mechanical, engineering, plumbing or life safety systems of the Building. If Tenant proposes changes to the Approved Construction Documents after the same are initially approved by Landlord and Tenant (each, a "**Change Order**"), then Tenant shall promptly give Landlord written notification of the proposed Change Order for Landlord's reasonable approval. Within five (5) business days following Landlord's receipt of Tenant's notice of the proposed Change Order, Landlord shall notify Tenant in writing whether it approves such Change Order. If Landlord's written consent is not received by Tenant within such 5-business day period, then Landlord will be deemed to have disapproved of the proposed Change Order. If Landlord approves such Change Order, then Tenant shall be permitted to perform any work in connection with such Change Order. In no event will an Estimated Delivery Date or the Conditional Rent Period be extended due to any time delay arising because of Change Order.

(iii) **Delays.** The Estimated Delivery Date relating to the initial Premises will be delayed by one (1) day for each day of Force Majeure Delay and/or Tenant Delay affecting completion of the Landlord's Work, if any. Similarly, the Estimated Delivery Date relating to the initial Premises will be delayed by one (1) day for each day of Force Majeure Delay affecting completion of the Tenant Improvements. For purposes of this Lease, a "**Tenant Delay**" refers to any delay that Landlord may encounter in the performance of Landlord's Work because of any of Tenant's acts or omissions of any nature (whether committed willfully, negligently, intentionally or otherwise) that result in any delay, including, without limitation, the following: (i) delay attributable to Change Orders requested by Tenant, including any delays incurred in investigating and processing such Change Orders; (ii) delay attributable to postponement of any of Landlord's Work or the Tenant Improvements at the request of Tenant; (iii) delay by Tenant in furnishing

information or giving any other approvals or authorizations within the time limits set forth in this Lease, or if no time limit is set forth herein for such performance, then within a reasonable period of time not less than three (3) days following Tenant's receipt of any request from Landlord, time being of the essence; (iv) delay attributable to the failure of Tenant to pay, when due, any amounts required to be paid by Tenant with respect to the Tenant Improvements; and (v) delay attributable to Tenant's Early Access Parties' early access to the Premises. If such action or inaction is not cured within one (1) business day of Tenant's receipt of notice from Landlord, then a Tenant Delay shall be deemed to have occurred for the number of days Landlord was delayed in the performance of Landlord's Work as a result of such action or inaction. The Conditional Rent Period shall be decreased by one (1) day for each day of Tenant Delay.

(iv) Administrative and Supervisory Services. Landlord agrees to provide Tenant with administrative and supervisory services with respect to the design and construction of the Tenant Improvements in exchange for Tenant's payment to Landlord of an administration and supervisory fee (a "**Management Fee**"), which fee is based upon the following sliding-scale:

Tier	Tenant Improvements Costs Range	Management Fee Separately Applicable To Each Tenant Improvements Costs Range
1	$500,000 or less	3% of the actual cost, plus any fees attributable to Tenant Improvements Costs in excess of cost tier 1 (if applicable)
2	$500,001 - $1,000,000	2% of actual cost, plus any fees attributable to Tenant Improvements Costs in excess of cost tiers 1 and 2 (if applicable)
3	$1,000,001 or greater	1.75% of the actual cost of any amounts in excess of $1,000,000

By way of example: If the actual Tenant Improvements Costs total $800,000, the total Management Fee due to Landlord would equal $21,000 (i.e. $15,000 (tier 1 fee = 3% of $500,000) + $6,000 (tier 2 fee = 2% of $300,000).

The administrative and supervisory services to be rendered by Landlord in connection with the Tenant Improvements shall not be considered a part of the Landlord's Work otherwise required to be undertaken by Landlord pursuant to this Lease.

(d) **Tenant's FF&E.**

(i) Tenant's FF&E shall be procured and constructed by Tenant at its sole cost and expense in accordance with the terms and conditions of this Lease and Landlord's reasonable rules, policies, procedures and schedules and shall be conducted in such a way as not to hinder, cause any disharmony with, or delay work of improvement in the Building and the Project. Tenant's suppliers, contractors, workmen, and mechanics shall be subject to reasonable approval by Landlord prior to the commencement of their work and shall be subject to Landlord's reasonable administrative control while performing their work. Tenant shall have provided Landlord with adequate proof of the insurance required to be maintained by Tenant pursuant to the terms of this Lease, prior to commencing any Tenant's FF&E.

(ii) Tenant may install, maintain, replace, remove or use any Cables, provided that: (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of this Lease; (ii) an acceptable amount of space for additional Cables shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion; (iii) the Cables shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the Identification Requirements (as defined below); (iv) any new or existing Cables servicing the Premises shall comply with all applicable governmental laws and regulations; (v) as a condition to permitting the installation of new Cables, Landlord may require that Tenant remove existing Cables located in or serving the Premises and repair any damage in connection with such removal upon expiration or earlier termination of this Lease; (vi) Tenant shall pay all costs in connection therewith; and (vii) Landlord shall have the right to have all such work supervised by Project engineering/maintenance personnel or, at Tenant's expense, a third party riser management company. All Cables shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cables with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (collectively, the "**Identification Requirements**"). Upon the expiration of the Term, or immediately following any earlier termination of this Lease, all Cables located in or serving the Premises (whether or not installed by Tenant) shall be removed by Tenant, at its cost and expense. In addition, Landlord reserves the right at any time to require that Tenant remove any Cables located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition, provided that Landlord has provided written notice detailing such violation(s) to Tenant and Tenant has not corrected the applicable violation within thirty (30) days following receipt of such notice. For purposes of this Lease, "**Cables**"

means, collectively, all electronic, phone and data cabling and related equipment that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Project.

(iii) Tenant acknowledges that Landlord may elect, in its sole and absolute discretion, to install and maintain (either itself or through a third party service provider) certain office and communications services (specifically including, without limitation, wireless communication equipment) in the Project, or any portion thereof (collectively, "**Landlord's Communication Equipment**"); Landlord will be responsible for maintaining Landlord's Communication Equipment (including any portion thereof passing through Tenant's Premises) in first-class condition during the Term. Subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and subject to the terms and conditions set forth in this Lease, Tenant may install and maintain, at Tenant's sole cost and expense, wireless communication equipment within the Premises (the "**Wireless Communication Equipment**"). Such Wireless Communication Equipment shall be used for wireless communications within the Premises only, and shall be for the servicing of the operations conducted by Tenant from within the Premises. Tenant shall not be entitled to license its Wireless Communication Equipment to any third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Communication Equipment by any third party. Such Wireless Communication Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations. Tenant hereby acknowledges and agrees that its use of the Wireless Communication Equipment (A) shall not be permitted to interfere with any wireless communication equipment or other equipment of any other occupant of the Project at the time of installation of Tenant's Wireless Communication Equipment, (B) shall not be permitted to interfere with any wireless communication equipment or other equipment of any other third-party with whom Landlord has any third-party agreement, and (C) shall not be permitted to interfere with Landlord's Communication Equipment. Landlord shall use commercially reasonable efforts to ensure that Landlord's Communication Equipment does not interfere with Tenant's Wireless Communication Equipment; provided, however, Tenant hereby acknowledges and agrees that Landlord has made no warranty or representation to Tenant with respect to the suitability of the Premises for any wireless communications, specifically including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Wireless Communication Equipment and the presence of any interference with such signals whether emanating from Landlord's Communication Equipment, the Project or otherwise. Except as the result of Landlord's gross negligence or willful misconduct, in no event shall any such interference with Tenant's Wireless Communication Equipment have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

(e) **Alterations.**

(i) Following the Commencement Date, Tenant shall make no alterations, decorations, additions, or improvements in or to the Premises without Landlord's prior written consent and then only by contractors, vendors, or mechanics approved by Landlord, which approval will not be unreasonably withheld, conditioned or delayed ("**Alterations**"); provided, however, that Tenant shall be permitted to make Exempt Alterations (as defined below) with prior notice to Landlord as required herein but without the prior written consent of Landlord. For purposes of this Lease, "**Exempt Alterations**" shall include only non-structural, non-mechanical, interior alterations which are decorative in nature and which do not affect the Building's systems or require a building or other permit issued by any governmental or quasi-governmental entity or agency; provided, however, that such alterations shall conform to first-class condition and cost less than Ten Thousand Dollars ($10,000) in the annual aggregate. The term "**Alterations**" will not include any Tenant's Work made in connection with either expansion of the Premises effective as of month 13 or month 22 of the Term.

(ii) All such Alterations, including Exempt Alterations, shall be done at such times and in such manner as Landlord may from time-to-time reasonably designate. Tenant covenants and agrees that all work done by or pursuant to the direction and instruction of Tenant shall be performed: (i) in full compliance with all Laws and the Private Restrictions; (ii) with contractors and/or vendors approved by Landlord; and (iii) pursuant to plans and specifications approved in advance by Landlord, as the case may be. Landlord's review and approval of the plans and specifications for the Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws. Regardless of whether or not the Alterations are Exempt Alterations, before commencing any work, Tenant shall: (1) give Landlord at least twenty-one (21) days written notice of the proposed commencement of such work; (2) provide Landlord with the necessary certificates of insurance as required by Section 16 hereof; and (3) secure, at Tenant's own cost and expense, a completion and lien indemnity bond, satisfactory to Landlord, for said work if required by Landlord. Landlord shall have the right at all times to post notices of non-responsibility on the Premises and record verified copies thereof in connection with all work of any kind upon the Premises. If applicable (and not in the case of Exempt Alterations), the complete set of construction drawings outlining proposed interior improvements shall be furnished to Landlord before the construction commences. An executed copy of the final building permit shall be provided to Landlord

before the notice of non-responsibility shall be removed from the Premises. To compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's supervision of or involvement with the Alterations, Tenant shall pay to Landlord an administrative and supervisory fee equal to five percent (5%) of the costs and expenses of the subject Alterations. Landlord may require, at Landlord's sole option, that Tenant provide to Landlord such security as reasonably determined by Landlord to protect Landlord against any liability in connection with the Alterations, including but not limited to a lien and completion bond naming Landlord as a co-obligee. Promptly after completion of any Alterations, Tenant shall deliver to Landlord "as-built" plans and specifications (including all working drawings) for the Alterations, if applicable, and cause a Notice of Completion to be recorded in the office of the Recorder of the County of Alameda in accordance with Section 3093 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute (failing which, Landlord may itself execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant's agent for such purpose).

(iii) Landlord shall have the right to inspect the construction of the Alterations; however, Landlord's failure to inspect any portion of the Alterations shall in no event constitute a waiver of any of Landlord's rights under this Section 10, nor shall Landlord's inspection of any portion of the Alterations constitute Landlord's approval thereof. If, as a result of Landlord's inspection, Landlord reasonably disapproves of any portion of the construction of the Alterations, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. In the event Landlord disapproves of any matter that might adversely affect any building system, the structure or exterior appearance of the Building or any other tenant, Landlord may take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such matter, including, without limitation, causing the cessation of the applicable work.

(f) **Determination of Required Removal**. Prior to making any alterations, additions or improvements to the Premises (including Tenant's Work), Tenant may make a written request that Landlord determine in advance whether or not Tenant must remove such alterations, additions or improvements on or prior to the Expiration Date of the Term or any earlier termination of this Lease (a "**Removal Determination Request**") and Landlord shall respond to a Removal Determination Request within fourteen (14) days. Notwithstanding anything in this Lease to the contrary, unless otherwise indicated by Landlord in its response to a Removal Determination Request (any "**Remaining Alterations**"), upon expiration of this Lease, Tenant shall be required to remove, at Tenant's cost and expense, all Tenant Improvements, Tenant's FF&E, and Alterations. In the event Tenant is deemed to have abandoned such any such alterations, additions, or improvements upon the Premises (including, without limitation, wall coverings, draperies, floor coverings, built-in cabinet work, paneling, and the like) following the expiration or termination of this Lease, then, at Landlord's election, such items shall become the property of Landlord and shall remain upon and be surrendered with the Premises as part thereof; provided, however, Landlord may, at its sole discretion, remove all or any part of such items from the Premises, and, except as relates to any Remaining Alterations, the expenses incurred by Landlord in connection therewith, including storage costs and the cost of repairing any damage to the Premises and/or the Building caused by such removal, plus an Administrative Fee relative to such costs, will constitute Additional Rent. The obligations of Tenant under this Subsection will survive the expiration of the Term or earlier termination of this Lease.

(g) **Parties' Representatives.**

(i) Tenant has designated Jennifer Zhang, Sr., Director of HR and Administration (email: jzhang@diacarta.com; telephone: (510) 878-6662 ext. 3009), as its individual representative, who will work with Landlord's representatives and will have the full authority and responsibility to act on behalf of Tenant throughout the period of construction of the Tenant's Work. In the event of a change in personnel following the Effective Date of this Lease, Tenant shall immediately notify Landlord in writing of Tenant's replacement representative. In the event the designated Tenant representative will not be available, due to a vacation or any other extended absence from the office, Tenant shall notify Landlord of an interim Tenant representative, and the dates such interim representative shall be Tenant's representative.

(ii) Landlord has designated Luke White of Clear Vista Management (US), LLC and, in consultation therewith, Kye Huff of RiverRock Real Estate Group, as Landlord's representatives with respect to the matters set forth in this Section 10, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord throughout the period of construction and/or installation of the Tenant's Work. In the event of a change in personnel following the Effective Date hereof, Landlord shall immediately notify Tenant in writing of Landlord's replacement representative. In the event the designated Landlord representative will not be available, due to a vacation or any other extended absence from the office, Landlord shall notify Tenant of an interim Landlord representative, and the dates such interim representative shall be Landlord's representative.

11. **MAINTENANCE AND REPAIRS.**

(a) During the Term, Landlord will keep and maintain in good and sanitary condition, repair and working order and make repairs to and perform maintenance upon the Project and every part thereof that is neither Tenant's express responsibility under this Lease, nor designated as the express responsibility of any other tenant of the Building or Project (regardless whether any such tenant then exists), including without limitation (collectively, "**Landlord Maintenance Obligations**"):

(i) Structural elements of buildings within the Project, including without limitation exterior structural walls, load bearing walls, foundations, and floor slab;

(ii) Mechanical (including HVAC), electrical, plumbing, boilers, pressure vessels, clarifiers, and fire/life safety systems and sprinklers, including fire alarm and/or smoke detectors, serving buildings within the Project in general;

(iii) Plumbing and utility systems, lines and connections in and to the buildings within the Project;

(iv) Landscaping, irrigation, driveways, parking lots, lighting, fixtures, equipment, signs and directories (except as otherwise expressly set forth herein as Tenant's obligations), sidewalks and parkways located in, on, or adjacent to the Project;

(v) The roofs of buildings within the Project;

(vi) Exterior windows of buildings within the Project, including plate glass and skylights;

(vii) Exterior painting and cleaning; and

(viii) Elevators and escalators serving the Facilities, the Project, or the buildings within the Project generally.

(b) Tenant will give Landlord prompt notice of any accident to, defect in, or problem in the Premises, the Building, or the Project of which Tenant has knowledge or notice. Landlord will promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible. Notwithstanding the foregoing, Landlord's failure to furnish, or any interruption or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause that is specifically beyond the reasonable control of Landlord will not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. In no event will Landlord be liable to Tenant for any loss or damage, including without limitation the loss or theft of any equipment or other property belonging to Tenant or Tenant Parties arising out of or in connection with the failure of any Landlord Maintenance Obligations except as resulting from Landlord's gross negligence or willful misconduct.

(c) Tenant accepts the Premises and any system or equipment serving the Premises "AS-IS," subject to being in good working order and condition. Subject to the Reimbursement Right (as defined below), Tenant, at its sole expense, will keep and maintain all utilities, fixtures, plumbing, elevators and mechanical equipment serving the Premises exclusively in good and sanitary order, condition and repair; furnish all expendables (e.g., light bulbs, paper goods, soaps, etc.) used by Tenant in the Premises; promptly perform all maintenance and repairs to the Premises and every part thereof, including Tenant's trash area; and keep the Premises and every part thereof in good and sanitary order, condition and repair, in a reasonably safe condition, and in compliance with the Rules and Regulations and all laws, ordinances, rules, regulations and orders of any governmental authority having jurisdiction, reasonable wear and tear excepted (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant's use, the elements or the age of such portion of the Premises), unless the requirement of such repair results from the gross negligence or willful misconduct of Landlord. Tenant's obligations under this Section 11 include, without limitation, maintenance and repair of: (1) the interior of the Premises; (2) floor and window coverings; (3) interior partitions; (4) interior windows (including sashes, frames, locks and hardware); (5) skylights; (6) doors (including the interior side of any exterior door and all glass, door frames, locks, lifts, openers and hardware); (7) plate glass; (8) lighting fixtures and facilities; (9) interior painting and wall coverings; (10) any permitted Signs; (11) any store fronts; (12) the interior sides of demising walls and ceilings; (13) electronic, telephone, internet, cable television, and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant; (14) air conditioning units, private showers and kitchens, including hot water heaters, plumbing, fixtures, lines, equipment, ducts, machinery, controls, and similar facilities serving the Premises exclusively; (15) wiring (including that within the walls or ceiling or under flooring or floor covering); (16) Tenant's FF&E; and (17) Alterations performed by contractors retained by Tenant, including related HVAC balancing, if any. All work will be performed in accordance with the terms and provisions of this Lease. Notwithstanding the foregoing, Landlord acknowledges that utilities, fixtures, plumbing, and mechanical equipment serving the area of the Building (collectively, the "**Common Utilities**") that are not a part of the Premises (the "**Unoccupied Area**")

are not separated from those serving the Premises; Tenant's liability for the foregoing references costs and expenses is limited to those corresponding only to Tenant's Proportionate Share of Total Rentable Area in the Building. To such end, Tenant shall, from time to time, submit to Landlord for reimbursement a statement setting forth the amount incurred by Tenant in respect of costs and expenses corresponding to the Unoccupied Area, and Landlord shall reimburse such amounts to Tenant within thirty (30) days after receipt of Tenant's demand therefor (the "**Reimbursement Right**"). If Landlord fails to pay such amount within thirty (30) days after its receipt of said demand, such amount will accrue interest at the Default Rate from the date of demand until paid. At such time as Landlord leases or permits the occupancy of the Unoccupied Area by another tenant or third party, Landlord shall cause the separation of the Common Utilities, such that Tenant and the third party in possession of the Unoccupied Area become responsible for the maintenance and management of their respective utilities.

(d) Within thirty (30) calendar days of the Commencement Date, Tenant, at its sole expense, will contract with a vendor approved in advance by Landlord for the maintenance (including regular air filter changes), service and repair of the HVAC servicing the Premises in accordance with the manufacturer's specifications, which contract will be furnished to Landlord upon execution thereof and periodically throughout the Term upon request therefore. If Tenant fails to obtain and maintain such service, maintenance (including regular air filter changes), and repair contract, Landlord will have the right to do so at Tenant's sole expense, and all expenses incurred by Landlord in connection therewith plus an Administrative Fee relative to such expenses will be paid by Tenant as Additional Rent. The provisions of this Subsection will survive the expiration of the Term or earlier termination of this Lease.

(e) In the event that Tenant does not maintain the Premises as provided in this Lease, make any repairs deemed necessary by Landlord, or fulfill any other obligation of Tenant under the terms of this Lease within the period of time prescribed therefor, then, subject to any applicable notice and cure periods, such failure will be deemed a default by Tenant hereunder and Landlord will have the right, upon giving Tenant reasonable notice of election to do so (except in cases of emergency, in which case only such notice as is practical will be necessary) to make the repairs, perform the maintenance, or fulfill Tenant's other obligations on behalf of and for the account of Tenant. Tenant will reimburse Landlord for all expenses associated with any such work or action plus an Administrative Fee relative to such expenses as Additional Rent promptly upon Tenant's receipt of a bill therefor. If Tenant fails to pay such amount within thirty (30) days after its receipt of said bill, such amount will accrue interest at the Default Rate from the date of demand until paid. Nothing herein will imply any duty on the part of Landlord to do any work which Landlord is not specifically and expressly required to perform under this Lease or which, under any provisions of this Lease, Tenant is required to perform, and the performance of such work or taking of such action by Landlord will not constitute a waiver of Tenant's default. Landlord will have no liability to Tenant for any loss or damage which may result to Tenant's business by reason of any such repairs, replacements, or actions by Landlord, except as resulting from Landlord's gross negligence or willful misconduct.

(f) Tenant waives any right under any law, statute or ordinance now or hereafter in effect to make repairs to the Premises or the Project at the expense of Landlord, whether by offsets against Rent or otherwise, and may not vacate the Premises or terminate this Lease if such repairs are not made. If any installations or modifications to the Premises are required by governmental authorities during the Term, Tenant will promptly undertake and complete such installation or modifications at its sole expense.

12. **LIENS.** Tenant shall keep the Premises, Building, Facilities, and Real Property free from any liens arising out of the work performed, materials furnished, or obligations incurred by Tenant or any Tenant Party. Tenant further covenants and agrees that, should any mechanic's lien be filed against the Premises, Building, Facilities, or Real Property for work claimed to have been done for, or materials claimed to have been furnished to Tenant, said lien will be discharged by Tenant, by bond or otherwise, within twenty (20) days after the filing thereof, at the cost and expense of Tenant. Landlord may require, at Landlord's sole option, that Tenant shall provide to Landlord, at Tenant's sole cost and expense, a lien and completion bond in an amount equal to one and one-half (1½) times the estimated cost of any Alterations in or to the Premises which Tenant desires to make, to insure Landlord against any liability for mechanics' and materialmen's liens, and to insure completion of the work.

13. **UTILITIES AND SERVICES.** The parties acknowledge that this Lease is net with respect to utilities and other services to be supplied to the Premises. Notwithstanding any provision of this Lease to the contrary and subject to Tenant's Reimbursement Right, Tenant will contract directly and pay for all heating, ventilating and air conditioning ("**HVAC**"), water, gas, telephone, internet service, data line service, cable television service, light, power, sewer, electricity, security, janitorial, pest control, trash and debris removal (unless otherwise contracted for by Landlord, at its sole discretion, for the entire Building and/or Project, in which event Tenant will participate and pay Tenant's Proportionate Share thereof as Additional Rent), or other services metered, chargeable to or provided to the Premises beginning on the Commencement Date, separate from and in addition to the costs outlined in the Article hereof entitled "Additional Rent." Landlord reserves the right to install separate meters for any such utilities. If any utility services are not separately metered to Tenant, Tenant will pay, as Additional Rent, a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises. Tenant agrees to comply with energy conservation programs implemented by Landlord or any owners association from time to time. If Tenant installs upon the Premises any electrical equipment which constitutes an overload on the electrical lines of the Premises, Building or the Project, Tenant will at its own expense make whatever changes or provide whatever equipment safeguards are necessary to comply with the requirement of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained will be deemed to constitute

Landlord's consent to such overloading. Landlord will not be liable to Tenant or deemed in default under this Lease, nor will Tenant be entitled to any offset against or abatement of Rent, for any interruption, reduction, failure or defect in the supply, pressure or character of water, electric energy, or any other utility or service furnished to the Premises or to any portion of the Project, whether furnished by Landlord or others, that is not caused solely by Landlord's gross negligence or is restored within ten (10) business days. Tenant's sole remedy in the event of any such interruption, reduction, failure or defect which is caused by Landlord's gross negligence and not restored within said 10-business day period will be a proportional abatement of Base Rent for each full business day thereafter that such service is not restored to the extent such interruption, reduction, failure or defect interferes with the conduct of Tenant's business. In no event will Landlord be liable to Tenant for any loss or damage, including without limitation, the loss or theft of any equipment or other property belonging to Tenant or Tenant Parties, arising out of or in connection with the failure of any security services, personnel or equipment, unless resulting from Landlord's gross negligence or willful misconduct.

14. **RIGHTS OF LANDLORD.**

(a) Landlord and its agents, representatives, lenders, contractors and other designees shall at all reasonable times and upon prior reasonable written notice of at least forty-eight (48) hours (except in cases of emergency) have the right, but not the obligation, to enter the Premises to (i) inspect the same; (ii) perform any Landlord Maintenance Obligations; (iii) show the Premises to prospective purchasers or tenants (as to prospective tenants, only during the last nine (9) months of the Term, as it may be extended); (iv) post notices of non-responsibility; (v) alter, improve, maintain, or repair the Premises, Facilities, or any other portion of the Building or Real Property; (vi) test and/or monitor groundwater or investigate the environmental condition of the Premises on an ongoing basis as determined by Landlord in its sole discretion; (vii) install, maintain, repair, replace, and relocate pipes, ducts, conduits, wires, meters, and other equipment within the demising walls, floors, bearing columns, roofs, and ceilings of the Premises; and (viii) complete any Renovations (as hereinafter defined, as detailed below, and in the course of such Renovations, to close entrances, doors, corridors or other Building facilities, the Facilities, or the Real Property, or temporarily abate their operation, all without being deemed a deprivation of Tenant's quiet enjoyment or an eviction or constructive eviction of Tenant and without abatement of Rent, and Landlord may for such purposes erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business or loss of quiet enjoyment of the Premises caused by Landlord's entry on the Premises pursuant to this Section; provided, however, that Landlord shall use commercially reasonable efforts to minimize its interference with Tenant and its access to, parking for, and use and enjoyment of the Premises. Without limiting the foregoing, however, under no circumstances shall Landlord be liable for any lost business, lost profits, or other consequential damages or losses by reason of Landlord's exercise of any of its rights under this Section. Landlord hereby acknowledges that Tenant's business includes work that is confidential in nature and performed in a laboratory environment, and Landlord and its representatives shall use commercially reasonable efforts to preserve the confidentiality of Tenant's trade secrets and Confidential Information disclosed or observed by way of such entry and shall not disturb the integrity of Tenant's work during such entry. Landlord shall have the right to use any and all means which Landlord may deem proper to obtain entry to the Premises in an emergency, and any entry to the Premises obtained by Landlord by any of said means shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises or any portion thereof. No provision of this Section shall be construed as obligating Landlord to make any entry or perform any repairs, alterations, or other activities other than those specifically set forth elsewhere in this Lease.

(b) Notwithstanding anything to the contrary contained in this Lease, Landlord hereby reserves the right from time-to-time to change the size, layout, and dimensions of the Building, Facilities, Real Property, and/or any part thereof, to subdivide the Real Property, locate, relocate, alter, and/or modify the number and location of buildings, building dimensions, the number of floors in any of the buildings, the parking areas, store dimensions, the nature of the businesses, activities and uses to be conducted and the common areas located from time-to-time on the Real Property or any part thereof. By way of example only and without limiting Landlord's rights under the preceding sentence, Landlord may (i) enlarge, add stores or offices to, reinforce, reduce, reconfigure, redesign, realign, modify, and/or alter the Building and/or other Facilities, walkways, landscaped areas, and/or other areas of the Real Property, (ii) remove and/or demolish all or part of the Building, other buildings on the Real Property, structure(s), Facilities, and/or improvements on the Real Property, (iii) construct new building(s), structure(s), Facilities, and/or improvements on the Real Property, (iv) enlarge or reduce the size of the Real Property, make alterations therein, additions thereto, and construct improvements adjoining thereto (including, without limitations, parking decks, elevated parking Facilities, roofs, walls and other improvements over all or any part of the common area) to enclose the same or to un-enclose the same, and (v) relocate, add, and remove escalators, elevators, and stairs, provided that Tenant's ability to access and use the Premises shall not be materially negatively affected by such changes. The preceding may include, but shall not be limited to, new buildings, facades, storefronts, entrances, flooring, ceilings, roofing, structural columns, bearing walls, demising partitions, additional mechanical and electrical systems and equipment and supplementary structural elements. Landlord shall have complete and exclusive control of the design, structure, construction, materials, colors, architectural elements and aesthetics of such work, as well as all activities undertaken by Landlord in connection therewith. Landlord reserves the right to use the exterior walls, demising walls, roof and area beneath, adjacent to and above the Premises (including the plenum within the Premises), and the right to install, use, maintain, repair and replace equipment, machinery, pipes,

conduits and wiring serving other parts of the Real Property through the Premises in a manner and in locations which do not unreasonably interfere with Tenant's parking for, access to, or use of the Premises. Notwithstanding anything to the contrary contained herein, Landlord agrees that it shall use commercially reasonable efforts to ensure that its exercise of its rights hereunder do not unreasonably interfere with Tenant's use and enjoyment of the Premises.

(c) Landlord shall have the right and privilege at all times of determining the nature and extent of the common area and of making such changes, rearrangements, additions and reductions therein from time-to-time as Landlord deems desirable, including, without limitation, the location, relocation, enlargement, reduction or addition of driveways, entrances and exits, automobile parking spaces, employee and customer parking areas, the direction and flow of traffic, establishment of protected areas, landscaped areas and any and all other Facilities of the common area, and the right at any time to locate on the common area permanent and/or temporary displays, carts, stand and/or other building(s) and/or improvements of any type. Landlord reserves the right at any time to construct any Renovations of the common area it deems necessary. Landlord reserves the right to convert the common area to retail or other uses as it deems desirable from time-to-time. Landlord shall have the right (i) to close, if necessary, all or any portion of the common area to such extent as may be reasonably necessary to prevent a dedication thereof or the accrual of any rights of any person or of the public therein, (ii) to close temporarily all or any portion of the common area to discourage non-tenant or non-customer uses, (iii) to use portions of the common area while engaged in making additional improvements, repairs, alterations or Renovations to the Real Property, (iv) to do and perform such other acts in, to and with respect to, the common area as Landlord shall determine, in its business judgment, to be appropriate for the Real Property, including, but not limited to, in connection with any mixed-use development of the Real Property. Notwithstanding any contrary provision contained in this Lease, services and facilities may be temporarily discontinued, and access to the Premises and the Building temporarily restricted in whole or in part during (1) such time as the Building is not open for business, and (2) any other times as are necessary for temporary purposes such as repairs, alterations, Renovations, strikes or other purposes, in Landlord's reasonable judgment; provided, however, that Landlord's exercise of its rights hereunder shall not unreasonably interfere with Tenant's parking for, access to, or use and enjoyment of the Premises.

(d) Notwithstanding the foregoing reservations of rights, Landlord has no obligation whatsoever and has made no promises to repair, alter, remodel, improve, renovate, decorate, demolish, and/or add improvements to the Building, Facilities, or the Real Property, or any part thereof, and no representations respecting the condition of the Building, Facilities, or Real Property have been made by Landlord to Tenant except as specifically set forth in this Lease. However, at any time, Landlord may alter, remodel, remove, renovate, decorate, demolish and/or add improvements to all or portions of the Building and/or the Real Property, including without limitation, the construction of additional buildings, additional common area, enclosed or outdoor shopping spaces, the expansion of existing buildings, existing common area, existing parking facilities and the construction of additional levels of the same (collectively, "**Renovations**"). Landlord reserves, at its option, to alter the Real Property, or any portion thereof, in connection with a mixed-use development, including, without limitation, the subdivision of the Real Property, the construction of additional office buildings, retail buildings, restaurant buildings, residential buildings for sale or lease, hotels, conference centers, entertainment uses, civil uses and other commercial uses, all of which shall constitute "**Renovations**." Landlord shall provide Tenant with reasonable prior notice if Landlord's contractors will need to access the Premises during such hours and on such days required by Landlord for the Renovations. Landlord shall undertake the Renovations upon the Project or any portion thereof in a commercially reasonable manner so as to minimize interference with Tenant's conduct of business upon the Premises (provided Landlord may, but shall not be required to, undertake any action or accommodation that would result in Landlord incurring overtime or premium time charges in connection with such Renovations). Provided Landlord shall not unreasonably interfere with Tenant's access, use and enjoyment of the Premises, Landlord shall have no responsibility, or for any reason be liable to Tenant, for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for the temporary loss of the use of the whole or any part of the Premises resulting from the Renovations (except to the extent such damage to or loss of any personal property arises from the gross negligence or willful misconduct of Landlord or its contractors), or for any inconvenience or annoyance occasioned by such Renovations. The Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except that during any temporary periods, if any, when Landlord requires Tenant to close the Premises during business hours in connection with any work that is required in or about the Building, Project and/or Real Property, Tenant shall be entitled to an equitable abatement of Rent during such period as the Premises are so closed. In the event Landlord completes Renovations which increase the Building's rentable square feet after the Building was fully assessed as a completed and occupied unit and this Lease was signed, then the Operating Costs attributable to the additional rentable square feet shall be included in the Operating Costs of the original Building but, notwithstanding anything herein to the contrary, Tenant's Proportionate Share shall be equitably reduced.

(e) Landlord reserves the absolute right to effect such other tenancies on the Real Property as Landlord in the exercise of its sole business judgment shall determine to be in the interests of the Building or the Real Property including, without limitation, any retail, office, residential or commercial purposes.

(f) If during the last month of the Term hereof, Tenant shall have removed substantially all of its property therefrom, Landlord may request permission from Tenant to enter and alter, renovate, and redecorate the Premises without eliminating or abating any Rent or incurring any liability to Tenant.

(g) No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

15. **INDEMNIFICATION AND WAIVER.** Tenant hereby agrees to indemnify, defend (with counsel reasonably acceptable to Landlord), and hold Landlord and all Landlord Parties harmless against and from any and all claims of damage or any type of injury arising from Tenant's use of the Premises (or work done thereto), Building, Facilities, or Real Property, or from the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant and/or Tenant's Parties in the Premises, the Building, Facilities, or Real Property, and shall further indemnify, defend (with counsel reasonably acceptable to Landlord), and hold harmless Landlord and all Landlord Parties against and from any and all claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or arising from any act, neglect, fault, or omission of the Tenant or any Tenant Party, and from and against all costs, attorneys' fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to Tenant's property or any type of injury to Tenant or Tenant's Parties in or upon the Premises, Building, Facilities, or Real Property from any cause whatsoever, and Tenant hereby waives all claims in respect thereof against Landlord, except any claims which are caused by the failure of Landlord to observe any of the terms and conditions of this Lease (and such failure has persisted for an unreasonable period of time after written notice of such failure to Landlord) and those that arise solely from the gross negligence or willful misconduct of Landlord or of its agents or employees. Landlord shall not be liable to Tenant for any unauthorized or criminal entry of third parties into the Premises, Building, Facilities, or Real Property or for any death or any type of injury to persons or damage to property, or loss of property in and about the Premises, Building, Facilities, by or from any unauthorized or criminal acts of third parties, regardless of any breakdown, malfunction or insufficiency of the security measures, practices or equipment provided by Landlord. Tenant shall defend (with counsel satisfactory to Landlord), indemnify and protect Landlord from any such claims, including without limitation, claims caused by the concurrent negligent act or omission, whether active or passive, of Landlord or its security measures. Tenant shall immediately notify Landlord in writing of any breakdown or malfunction of the security measures, practices, or equipment provided by Landlord as to which Tenant has knowledge. Landlord shall not be liable to Tenant for interference with light or for any damage to Tenant or Tenant's property from any cause beyond Landlord's reasonable control. Tenant waives all claims against Landlord for damage to persons or property for any reason unless caused by or due to the gross negligence or willful misconduct of Landlord, its agents, servants, or employees. The terms, conditions, and obligations of this Section shall survive the expiration or earlier termination of this Lease.

16. **INSURANCE.**

(a) Tenant will not carry any stock of goods or do or permit anything to be done within or about the Premises, Building, Facilities or the Project which could jeopardize or increase the existing rate of insurance on the Project or any portion thereof and will, at its sole cost and expense, comply with any requirements pertaining to the Premises of any insurance organization insuring the Building or Project, or any portion thereof. Any communication from an insurer invalidating or increasing the rate of insurance due to any act or omission by Tenant, or threatening any such invalidation or increase, will be deemed conclusive evidence that the invalidation or increase is due to the act of Tenant; and Tenant agrees to pay to Landlord, as Additional Rent, any increases in premiums on insurance policies resulting from Tenant's use of the Premises if such use increases Landlord's premiums or requires extended coverage by Landlord to insure any portion of the Project. The terms of the previous sentence will survive the expiration of the Term or earlier termination of this Lease.

(b) During the Term, Tenant will maintain and keep in full force and effect, at its sole expense, the following insurance:

(i) Standard fire and extended coverage insurance with "all risk" coverage on all Tenant Improvements, Alterations and Tenant's FF&E in or about the Premises to the extent of at least ninety percent (90%) of their full replacement value, without depreciation. All proceeds from this policy will be used for the restoration, repair or replacement of the damaged or destroyed improvements and property unless this Lease ceases and terminates under the provisions of the Article hereof entitled "Damage," in which event of termination such proceeds attributable to Tenant Improvements, Alterations and all other items of property becoming or to become the property of Landlord upon such termination will be paid and disbursed directly to Landlord.

(ii) Commercial general liability coverage with limits of not less than $2,000,000 combined single limit for bodily injury and property damage insuring against all liability of Tenant and Tenant Parties arising out of, related to or in connection with Tenant's or Tenant Parties' use, maintenance or occupancy of the Premises and containing "Severability of Interests" clause allowing Landlord as an additional insured to recover under said policy for any loss occasioned to Landlord or any Landlord Parties by reason of any negligence of Tenant or any Tenant Parties. All insurance will specifically insure the performance by Tenant of all indemnifications made under this Lease, subject, however, to the terms and conditions of such

policies. Tenant will increase said liability insurance to such additional amounts as Landlord from time to time may reasonably require.

(iii) Worker's compensation insurance (including employers' liability insurance) in statutorily-required amounts covering all employees of Tenant employed or performing services at or for the Premises in order to provide the statutory benefits required by the laws of the state in which the Premises are located.

(iv) Automobile liability insurance, including but not limited to passenger liability, on all owned, non-owned, and hired vehicles used in connection with the Premises or the operation of Tenant's business, with a combined single limit per occurrence of not less than $1,000,000 for injuries or death of one or more persons or loss or damage to property.

(v) Business interruption insurance in the event of damage or destruction of the Premises or any portion thereof providing an amount sufficient to sustain Tenant for a period of not less than one year for: (a) the net profit that would have been realized had Tenant's business continued, and (b) such fixed charges and expenses as must necessarily continue during a total or partial suspension of business to the extent to which they would have been incurred had no business interruption occurred, including, but not limited to, interest on indebtedness of Tenant, salaries of executives, foremen, and other employees under contract, charges under non-cancelable contracts, charges for advertising, legal or other professional services, taxes and rents that may still continue, trade association dues, insurance premiums, and depreciation.

All such insurance will name Landlord, Clear Vista Management (US), LLC, RiverRock Real Estate Group, and, at Landlord's request, any other Landlord Party, property manager or lender, as a named additional insured, as their respective interests may appear, as additional insureds and will (a) be in form reasonably satisfactory to Landlord and Landlord's lender(s), (b) be issued by responsible insurance companies, qualified to do business in the State of California, with a General Policyholders Financial Rating of at least A- and a financial size category rating of not less than Class "IX" as rated in the most current available Best's Insurance, (c) be primary and noncontributing with any insurance carried by Landlord, and (d) contain an endorsement requiring at least thirty (30) days prior written notice of cancellation to Landlord before cancellation or change in coverage, scope or limit of any policy. All policies and certificates will contain an agreement by the insurers that the policies will not be invalidated as they affect the interests of Landlord or any Landlord Party by reason of any errors and omissions of Tenant. Tenant will deliver a certificate of insurance and/or a copy of the policy to Landlord within thirty (30) days of execution of this Lease, and agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant covering risks upon the Premises, Building, Facilities or the Project for which policies or copies thereof are not delivered to Landlord. Tenant will provide evidence of renewed insurance coverage at each anniversary, and prior to the expiration of any current policies; however, in no event will Tenant be allowed to have unsupervised access to the Premises, Building, Facilities or the Project or to make any Tenant Improvements or Alterations to the Premises prior to satisfying the requirements of this Article. Tenant's failure to provide evidence of coverage as provided hereunder will constitute a default by Tenant under this Lease.

17. WAIVERS OF SUBROGATION.

(a) If available under the insurance policies maintained by Landlord and Tenant (except for workman's compensation insurance), Landlord and Tenant hereby waive their rights against each other, and each of them waives such rights as against Tenant Parties and Landlord Parties respectively, with respect to any claims or damages or losses (including any claims for bodily injury to persons (including death) and/or damage to property) which are caused by or result from risks: (i) insured against under any insurance policy carried by Landlord or Tenant (as the case may be) pursuant to the provisions of this Lease and enforceable at the time of such damage, loss and/or injury; (ii) which would have been covered under any insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required in this Lease; or (c) actually insured against. The foregoing waivers will be in addition to, and not a limitation of, any other waivers or releases contained in this Lease, and will survive the expiration of the Term or earlier termination of this Lease.

(b) Tenant will use its reasonable commercial efforts to cause each insurance policy required to be obtained by Tenant under this Lease (except for workman's compensation insurance) to provide that the insurer waives all rights of recovery by way of subrogation against indemnitees in connection with any liabilities covered by such policy; provided, however, that Tenant's reasonable commercial efforts will not require Tenant to pay a premium for such waiver in excess of five percent (5%) of the policy premium amount without the waiver.

18. DAMAGE OR DESTRUCTION.

(a) In the event the Building in which the Premises are located is damaged by any peril included within the classification of "Special Causes of Loss:"

(i) In the event of total destruction of the Building, this Lease shall automatically be terminated as of the date of such casualty.

(ii) In the event of partial destruction of the Building, or of total or partial destruction of the Premises, Landlord shall upon issuance of all necessary permits, be responsible for repairing or restoring such damage, except in the circumstances hereinafter provided. If the Premises or Building is damaged and: (1) the repair or restoration thereof, in Landlord's reasonable opinion, cannot be completed within one hundred eighty (180) days of commencement of repair or restoration; (2) the repair or restoration is not covered by insurance, or the estimated cost thereof exceeds the insurance proceeds available for repair or restoration plus any amount which Tenant is obligated or elects to pay for such repair or restoration; (3) the estimated cost of repair or restoration of the Premises or Building exceeds twenty-five percent (25%) of the full replacement cost of the Premises or of the Building, as the case may be; (4) Landlord elects to rebuild the Building in a substantially different structural or architectural form than existed before the damage and destruction; (5) Landlord's lender does not elect to make insurance proceeds available to Landlord for repair and restoration; or (6) Tenant has vacated the Premises or is in default beyond any applicable notice and cure periods under this Lease, Landlord shall have the option to either terminate this Lease or to repair or restore the Premises or the Building. In the event that Landlord elects to terminate this Lease, Landlord shall give notice to Tenant within sixty (60) days after the occurrence of such damage, terminating this Lease as of the date specified in such notice, which date shall be not less than thirty (30) nor more than sixty (60) days after the date such notice is given by Tenant. In the event such termination notice is given, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date specified in the notice, and the Rent (abated proportionately in the ratio to which Tenant's use of said Premises has been impaired since the date of such partial destruction of the Building or of the Premises) shall be paid up to the date of termination. Landlord shall refund to Tenant any Rent paid in advance by Tenant which relates to any period after the date on which this Lease terminates.

(b) Upon any termination of this Lease under any of the provisions of this Section, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to the Landlord, except for items which have theretofore accrued and are then unpaid or expressly survive the expiration or earlier termination of this Lease.

(c) In the event Landlord repairs or restores as herein provided, the Rent to be paid under this Lease shall be abated proportionately in the ratio which Tenant's use of said Premises has been impaired since the date of such partial destruction of the Building or of the Premises until Landlord has substantially completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of said Premises or for any inconvenience or annoyance occasioned by any such damage, repair or restoration.

(d) Notwithstanding any destruction or damage to the Premises, Building, Facilities, or Real Property, Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Section. Notwithstanding anything to the contrary contained in this Section, should Landlord fail to repair or restore said damaged Premises within two hundred forty (240) days from the issuance of all of the permits necessary to complete the repairs or restoration required hereunder, Tenant shall have the right to terminate this Lease until such time as Landlord substantially completes the repair or restoration provided, however, that if Landlord is delayed by reason of acts of God, war, governmental restrictions, inability to procure the necessary labor, materials or utilities, or other cause beyond the control of Landlord, then Tenant shall not have the right to terminate this Lease until three hundred sixty-five (365) days from the issuance of all of the permits necessary to complete the repairs or restoration required has elapsed. Landlord shall have the right to terminate this Lease in the event it is delayed or prevented from repairing or restoring the Premises for one (1) year from the date of the issuance of all permits necessary to complete the repairs or restoration required if such delay is due to reasons of acts of God, war, governmental restrictions, Landlord's inability to procure the necessary labor, materials or utilities, or other causes beyond the reasonable control of Landlord; provided, however, that such right shall terminate upon substantial completion of the repairs or restoration. In the event either Landlord or Tenant terminates this Lease pursuant to its right to so terminate as set forth in this Section, then such termination shall be effective thirty (30) days after delivery of written notice.

(e) In the event of partial destruction of the Premises or Building due to any cause other than a peril included within the classification of "Special Causes of Loss," Landlord may elect to terminate this Lease.

(f) It is hereby acknowledged that if Landlord is obligated to, or elects to repair or restore as herein provided, Landlord's repairs or restoration will be limited to such repairs as are necessary to place the Project, Building or Premises in the condition existing on the Commencement Date, and when placed in such condition the Project, Building and Premises will be deemed restored and rendered tenantable and Tenant, at its sole expense, will immediately perform, replace or fully repair, in accordance with the provisions of this Lease, all of Tenant's personal property, inventory, track fixtures and other improvements constructed by Tenant to like or similar conditions as existed at the time immediately prior to such damages or destruction. Notwithstanding anything herein to the contrary, the costs and expense of any and all damage or destruction to the Premise or Building, or any portion thereof, caused by the intentional or negligent acts of Tenant or Tenant Parties will be the responsibility of Tenant.

(g) Notwithstanding anything to the contrary contained in this Section, Landlord shall not have any obligation whatsoever to repair or restore the Premises when the damage resulting from any casualty covered under this Section occurs during the last twelve (12) months of the term of this Lease or any extension thereof; provided, however, within sixty (60) days following the occurrence of such a casualty, Landlord shall give Tenant written notice specifying whether or not Landlord intends to repair or restore such damage to the Premises and, in the event Landlord elects not to make repairs or restoration of the Premises, this Lease will be deemed terminated effective as of the date of the subject casualty and Landlord shall refund to Tenant the Rent theretofore paid for any period of time subsequent to such date.

(h) The provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the Civil Code of the State of California, including any amendments thereto and any other law which may hereinafter be in force during the term of this Lease which authorizes the termination of this Lease upon the partial or complete destruction of the Premises, are hereby waived by Tenant.

(i) All insurance proceeds payable under any fire and/or rental interruption insurance will be paid solely to Landlord, and Tenant will have no interest therein. Insurance proceeds for Tenant's separate insured interest, such as renter's insurance or business interruption insurance, will be payable to Tenant. Tenant will in no case be entitled to compensation for damages on account of any annoyance or inconvenience in making repairs under any provision of this Lease.

(j) Except to the extent provided in this Article, neither the Rent payable by Tenant nor any of Tenant's obligations under any provision of this Lease will be affected by any damage to or destruction of the Project, Building or Premises, or any portion thereof, by any cause whatsoever.

19. **EMINENT DOMAIN.** If the whole of the Premises shall be taken, or such part thereof shall be taken as shall substantially interfere with Tenant's use and occupancy of the balance thereof, under power of eminent domain, or sold, transferred, or conveyed in lieu thereof, either Tenant or Landlord may terminate this Lease as of the date of such condemnation or as of the date possession is taken by the condemning authority, whichever date occurs later. If any part of the Building other than the Premises, Facilities, or Real Property, shall be so taken, sold, transferred or conveyed in lieu thereof, Landlord shall have the right, at its option, to terminate this Lease as of the date of such condemnation or as of the date possession is taken by the condemning authority. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and fixtures belonging to Tenant and removable by Tenant at the expiration of the term hereof, as provided hereunder, or for the interruption of, or damage to Tenant's business or for relocation expenses recoverable against the condemning authority. In the event of a partial taking, or a sale, transfer, or conveyance in lieu thereof, which does not result in a termination of this Lease, Landlord shall restore the Premises substantially to their condition prior to such partial taking and, thereafter, Rent shall be abated in the proportion which the square footage of the part of the Premises so made unusable bears to the amount of Rentable Area immediately prior to the taking. No temporary taking of a part of the Premises or of the Building, Facilities, or Real Property shall give Tenant any right to terminate this Lease or to any abatement of Rent hereunder. Tenant hereby waives the provisions of California Code of Civil Procedure Section 1265.130, which allows Tenant to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

20. **DEFAULT.**

(a) Each of the following events shall constitute a default under this Lease by Tenant:

(i) Failure by Tenant to make any payment of Rent or other payment required by this Lease when the same is due after notice and the expiration of any applicable cure period; or

(ii) The vacating (except as may be necessary to facilitate the reoccupancy of the Premises for a permitted use pursuant to an assignment or subletting authorized under the terms hereof) or abandoning (which is deemed to include absence from the Premises for more than ten (10) days while in default beyond any applicable notice and cure periods of any provision of this Lease) of the Premises by Tenant; or

(iii) The failure to maintain the insurance required by this Lease; or

(iv) Any conveyance, assignment, mortgage, or subletting of this Lease not in strict accordance with the terms and conditions of this Lease; or

(v) The bankruptcy of Tenant (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); the taking of any action at the corporate or partnership level by Tenant to authorize any of the foregoing actions on behalf of Tenant; the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease unless possession is restored to Tenant within thirty (30) days; or the attachment, execution or other

judicial seizure of substantially all of Tenant's assets located at the Premises, of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days; or

(vi) The failure by Tenant to deliver any subordination agreement pursuant to Section 22, any estoppel certificate pursuant to Section 23, or the Memorandum Confirming Terms pursuant to Subsection 3(a) within five (5) days of when due; or

(vii) The failure by Tenant to observe or perform any covenant, condition, or provision in this Lease not already specifically mentioned in this Subsection 20(a), where such failure continues for thirty (30) days after written notice from Landlord notifying Tenant of such failure; provided, however, that if the nature of Tenant's failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be in default if it begins such cure within the thirty (30) day period described above and thereafter diligently prosecutes such cure to completion.

(b) In the event of any default by Tenant, Landlord may promptly or at any time thereafter, upon notice and demand and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default or breach:

(i) Terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant:

(1) The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(3) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss Tenant proves can reasonably be avoided; and

(4) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting (including advertising), brokerage commissions and fees, costs of putting the Premises in good order, condition and repair, including necessary renovation and alteration of the Premises, reasonable attorneys' fees, court costs, all costs for maintaining the Premises, all costs incurred in the appointment of and performance by a receiver to protect the Premises or Landlord's interest under this Lease, and any other reasonable cost.

The "worth at the time of award" of the amounts referred to in Clauses (1) and (2) above shall be computed by allowing interest at the rate of twelve percent (12%) per annum. The "worth at the time of award" of the amount referred to in Clause (3) above shall be computed by discounting such amount at one percentage (1%) point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award;

(ii) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of California; and/or

(iii) Continue this Lease in full force and effect, whether or not Tenant has vacated or abandoned the Premises, and sue upon and collect any unpaid Rent or other charges that have or thereafter become due and payable. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(c) In the event of any termination of this Lease by Landlord and re-entry or retaking of possession by Landlord, Landlord shall have the right, (i) to expel or remove Tenant and any other party who may be occupying the Premises, or any part thereof; and (ii) to remove all or any part of Tenant's or any other occupant's property on the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant.

(d) Without any further notice or demand, Landlord may enter upon the Premises, if necessary, without being liable for prosecution or claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any actual and reasonable expenses that Landlord may incur in effecting compliance with Tenant's obligations under this Lease. Tenant further agrees that

Landlord shall not be liable for any damages resulting to Tenant from such action, unless and only to the extent caused solely by the gross negligence or willful misconduct of Landlord (but subject to the other limitations on Landlord's liability set forth in this Lease).

(e) Tenant hereby waives, relinquishes and releases for itself and for all those claiming under Tenant any right of occupancy of the Premises following termination of this Lease, and any right to redeem or reinstate this Lease by order or judgment of any court or by any legal process or writ under present or future Laws, including, without limitation, California Code of Civil Procedure Sections 473 and 1179, and California Civil Code Section 3275

(f) Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other charges due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any other charge due from Tenant is not received by Landlord or Landlord's designee by the due date for such charge, then, at Landlord's election and upon Landlord's demand, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such overdue amount, and in such event the parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of the late payment by Tenant. No late charge may be imposed more than once for the same late rental payment. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any other rights and remedies granted to it hereunder.

(g) Landlord's agreement to abate the Conditional Rent is expressly conditioned upon Tenant's full, faithful and timely performance of all duties and obligations of Tenant under this Lease and Tenant not being, nor becoming, in default beyond any applicable notice and cure periods under this Lease. In the event of a default by Tenant hereunder which is not cured within any applicable notice and cure periods, in addition to all other rights and remedies of Landlord hereunder and at law and in equity, the previously abated Conditional Rent will become immediately due and payable by Tenant to Landlord.

21. **ASSIGNMENT AND SUBLETTING.**

(a) Except in the case of a Permitted Transfer (as hereinafter defined), Tenant shall not assign or transfer this Lease or any interest therein, and shall not sublet the Premises or any part thereof or any right or privilege appurtenant thereto, or suffer any other person to occupy or use the Premises or any portion thereof, or agree to any of the foregoing, without in each case first obtaining the written consent of Landlord in accordance with Subsection 21(b) below (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Lease, each of the following will constitute an assignment hereof: if Tenant is a partnership, a transfer of any interest of a general partner, a withdrawal of any general partner from the partnership, or the dissolution of such partnership; or, if Tenant is a corporation (unless Tenant is a public corporation whose stock is regularly traded on a national stock exchange, or is regularly traded in the over-the-counter market and quoted on NASDAQ), any dissolution, merger, consolidation, or other reorganization of such corporation, or the sale or other transfer of a percentage of capital stock of such corporation which results in a change of controlling persons; and/or the sale or other transfer of substantially all of the assets of Tenant. Tenant shall not pledge, hypothecate or encumber this Lease, or any interest herein, without in each case first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Except in the case of a Permitted Transfer, any assignment, transfer, pledge, hypothecation, encumbrance, sublease, occupation of, or use of the Premises by any other person without such consent, shall be void. Any consent to any assignment, transfer, pledge, hypothecation, encumbrance, sublease, or occupation or use of the Premises by any other person which may be given by Landlord shall not constitute a waiver by Landlord of the provisions of this Section 21 or a release of Tenant from the full performance by it of the covenants herein contained. If Tenant believes that Landlord has unreasonably withheld, conditioned or delayed its consent to a proposed assignment or subletting hereunder, then Tenant's sole remedy will be to seek a declaratory judgment that Landlord has unreasonably withheld, conditioned and/or delayed its consent, an order of specific performance, or mandatory injunction of Landlord's agreement to give its consent. Tenant shall not have any right to recover damages or to terminate this Lease and, in furtherance of the foregoing, Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute.

(b) Landlord's consent is not required with respect to an assignment of this Lease or any interest herein, or a sublet of the Premises, by Tenant to (1) any entity resulting from an acquisition of substantially all of the assets or stock of Tenant, a merger or a consolidation with Tenant, or (2) any subsidiary or affiliate of Tenant (the "**Related Parties**"); provided there is no material change in the use of the Premises and subject to reasonable net worth requirements with respect to the Related Parties (each of the foregoing constitutes a "**Permitted Transfer**").

(c) If Tenant desires at any time to assign this Lease or sublet all or any portion of the Premises (regardless of whether such proposed assignment or sublet is a Permitted Transfer), Tenant shall first notify Landlord at least thirty (30) days prior to the proposed effective date of the assignment or sublease, in writing, of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed subtenant or assignee; (ii) the

nature of the proposed subtenant's or assignee's business to be carried on in the Premises; (iii) a letter of intent outlining the basic terms and conditions of the proposed sublease or assignment; and (iv) financial statements for the two (2) most recently completed fiscal years of the proposed sub-tenant or assignee, and a bank reference. Thereafter, Tenant shall furnish such supplemental information as Landlord may reasonably request concerning the proposed sub-tenant or assignee.

(d) With respect to any proposed assignment of this Lease or sublet of the Premises that is not a Permitted Transfer, at any time within fifteen (15) days after Landlord's receipt of all the information specified above, Landlord may by written notice to Tenant elect to: (1) consent to the sublease or assignment; (2) reasonably disapprove of the sublease or assignment; or (3) terminate this Lease as to the portion (including all, if applicable) of the Premises so proposed to be assigned or subleased with a proportionate abatement in Rent payable by Tenant hereunder, effective not less than forty-five (45) days nor more than ninety (90) days after the expiration of said 15-day period. Grounds for Landlord to reasonably disapprove of a proposed assignment or sublease may include, without limitation, a material increase in the impact upon the common areas of the Building, Facilities or Real Property, a material increase in the demands upon utilities and services supplied by Landlord, a material change in the intended use of the Premises, a possible material adverse effect upon the reputation of the Building from the nature of the business to be conducted or a reputation for financial reliability on the part of the proposed subtenant or assignee which is unsatisfactory in the reasonable judgment of Landlord. If Landlord consents to the sublease or assignment within the 15-day period, Tenant may thereafter enter into such assignment or sublease of the Premises, or a portion thereof, upon substantially the same terms and conditions and as of the effective date set forth in the information furnished by Tenant to Landlord, provided that such assignment or sublease otherwise conforms to the terms and conditions of this Section 21. If Landlord does not respond within the 15-day period, Landlord shall be deemed to have not approved the proposed assignment or sublease.

(e) Any assignment of this Lease or sublet of the Premises by Tenant is further subject to the following reasonable terms and conditions:

(i) In the event Tenant submits a written notice to Landlord under this Section to assign or sublet the Premises or request the consent of Landlord to any assignment or subletting, Landlord's consent or the efficacy of such assignment or sublease (in the event Landlord's consent is not required) shall be expressly conditioned upon Tenant's payment of a nonrefundable review fee of One Thousand Dollars ($1,000) plus the actual costs and expenses incurred by Landlord in connection with each such transaction (including actual and reasonable attorneys', architects', engineers' and/or other consultants' fees) within ten (10) business days following written demand therefor from Landlord accompanied by invoices reasonably substantiating such costs, whether Landlord terminates this Lease (or any portion thereof), consents to such assignment or subletting, or withholds its consent thereto.

(ii) Any profits derived from the consideration payable by an assignee or a subtenant to Tenant in connection with an assignment or a subletting of the Premises (including, without limitation, any cancellation or termination fees) after deducting the Rent payable by Tenant under this Lease attributable to the portion of the Premises subject to such assignment or subletting (the "**Transfer Profits**") will, after Tenant has recovered the unamortized costs of the Tenant Improvements and any reasonable subletting costs (including, without limitation, broker commissions and attorneys' fees), be evenly split between Landlord and Tenant (e.g. 50%/50%); provided, however, that during any time of a default by Tenant of any of its obligations under this Lease after notice and expiration of any applicable cure period, Tenant will lose the right to retain any of the Transfer Profits and will pay all such amounts to Landlord. If part of the consideration payable by the transferee to Tenant is other than in cash, Landlord's share of that non-cash consideration shall be in a form reasonably satisfactory to Landlord.

Tenant shall pay all amounts due under this Subsection 21(e) on monthly basis together with its payment of Rent hereunder. Upon Landlord's request, Tenant shall furnish a complete statement, certified by an independent certified public accountant or Tenant's chief financial officer, describing in detail the calculations for the amount so paid. If Landlord's independent certified public accountant finds that the amounts paid by Tenant under this Subsection 21(e) have been underpaid, Tenant shall, within thirty (30) days after demand, pay the deficient amount and Landlord's cost of the audit. If Tenant has understated such amounts due by more than five percent (5%), Landlord may, at its option, declare Tenant in material default hereunder.

(f) Each assignee, transferee or subtenant, other than Landlord, shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the Rent and for the due performance or satisfaction of all of the provisions, covenants, conditions and agreements herein contained on Tenant's part to be performed or satisfied. No assignment or subletting shall be binding on Landlord unless such assignee or subtenant (as applicable) and Tenant shall deliver to Landlord a written assignment and assumption agreement or sublease (as applicable) in a form and with content acceptable to Landlord in its sole discretion.

(g) (i) In the event this Lease is assigned to any person or entity pursuant to provisions of the Bankruptcy Code, 11 USC §101, et seq., (the "**Bankruptcy Code**"), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or

delivered to Landlord, shall remain the exclusive property of Landlord, and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid to or turned over to Landlord.

(ii) If Tenant, pursuant to this Lease, proposes to assign the same pursuant to the provisions of the Bankruptcy Code, to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, the notice of the proposed assignment setting forth (1) the name and address of such person, (2) all the terms and conditions of such offer, and (3) the assurances referred to in Section 365(b)(3) of the Bankruptcy Code, shall be given to Landlord by Tenant no later than twenty (20) days after receipt of such offer by Tenant, but in any event no later than ten (10) days prior to such offer by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid such person for the assignment of this Lease.

(iii) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on or after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption.

(iv) The following factors may be considered by Landlord as necessary in order to determine whether or not the proposed assignee has furnished Landlord with adequate assurances of its ability to perform the obligations of this Lease: (1) the adequacy of a security deposit; and (2) the net worth and other financial elements of the proposed assignee.

(v) In the event Landlord rejects the proposed assignee, the rights, and obligations of the parties hereto shall continue to be governed by the terms of this Lease, and Tenant shall have all the rights of a Tenant under applicable California law.

(h) Notwithstanding anything to the contrary contained in this Article or any other provision of this Lease, Tenant shall have the right, without the consent of Landlord and without the same constituting a Permitted Transfer, to permit the use of co-working space within the Premises (such space shall be referred to as "**Co-Working Space**"); provided, however, that (a) users of the Co-Working Space (each a "**Co-Worker**") shall be contractors, customers, partners, or business teammates of Tenant; (b) the Co-Worker's use of the Premises shall be subject and subordinate to all of the terms and conditions of this Lease (including, without limitation, the permitted use provisions contained in this Lease) and the Private Restrictions; (c) Tenant's insurance and indemnity obligations under this Lease shall apply with respect to all acts or omissions of the Co-Workers; (d) for the avoidance of doubt, Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease; (e) Tenant is not in default beyond any applicable notice and cure periods of any of the terms or provisions of this Lease; and (f) in no event shall the Co-Workers cause the amount of people in the Premises to be exceed the density permitted therein under Applicable Laws. Tenant agrees to accept full responsibility for each Co-Worker and, without limiting any of the other terms and conditions of this Lease, shall indemnify, protect, defend and hold harmless Landlord from and against any act, omission, failure to act, or negligence of all Co-Workers. The occupancy of any Co-Working Space shall not grant any Co-Worker any rights to the Premises under this Lease or otherwise nor impose any additional burdens on Landlord. As a condition precedent to permitting any particular Co-Worker to occupy and use any of the Co-Working Space, such Co-Worker (or such Co-Worker's employer) and Tenant shall enter into a standard form of license agreement (which form shall be subject to the reasonable approval of Landlord). The rights set forth in this Section are personal to the original Tenant named herein, and shall not inure to the benefit of any other successor, assignee or subtenant of the original Tenant.

22. SUBORDINATION; FINANCIAL REPORTS.

(a) Subject to receipt of an SNDA (as defined below), this Lease is subject and subordinate to all ground or underlying leases, mortgages, and deeds of trust which now affect the Premises, Building, Facilities, and/or Real Property, and to all renewals, modifications, consolidations, replacements, and extensions thereof. If the Landlord's lender(s) shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees promptly to execute, acknowledge, and deliver any and all commercial reasonable documents or instruments which Landlord or such lender(s) deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages, or deeds of trust which may hereafter be executed covering the Premises, Building, and Real Property, or any renewals, modifications, consolidations, replacements, or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof.

Tenant agrees, within fifteen (15) days after Landlord's written request therefor, to execute, acknowledge, and deliver any and all documents or instruments requested by Landlord, or that are necessary or proper to assure the subordination of this Lease to any such mortgages, deeds of trust, or leasehold estates; provided, however, that the foregoing provisions with respect to such election of subordination by Landlord shall not be effective unless the owner or holder of any such mortgage, deed of trust, or the lessor under any such leasehold estate shall execute with Tenant a non-disturbance and attornment agreement, in a form required by the holder of such mortgage or deed of trust or lessor under such leasehold estate, under which such owner, holder, or lessor shall agree to accept Tenant upon the terms and conditions contained in this Lease for the then unexpired Term hereof, in the event of termination of such leasehold estate or upon the foreclosure of any such mortgage or deed of trust, so long as Tenant agrees to pay Rent and observe and perform all of the provisions of this Lease to be observed and performed by Tenant (such documents being referred to herein collectively as an "**SNDA**"). Pursuant to the terms of the SNDA, Tenant covenants and agrees to attorn to the transferee of Landlord's interest in the Building by foreclosure, deed in lieu of foreclosure or the exercise of any remedy provided in any mortgage, deed of trust or underlying leases if requested to do so by the transferee and to recognize the transferee as Landlord under this Lease. Said transferee shall not be liable for: (a) any acts, omissions, or defaults of Landlord that occurred prior to the sale or conveyance; or (b) the return of the Security Deposit unless actually paid to transferee. Tenant further agrees to give written notice of any default by Landlord to Landlord's lender(s). Tenant agrees that, before it exercises any rights or remedies under this Lease, the Landlord's lender(s) shall have the right, but not the obligation, to cure the default plus an additional thirty (30) days. Tenant agrees that this cure period shall be extended by the time necessary for the holder of the mortgage or deed of trust to begin foreclosure proceedings and to obtain possession of the Building, Facilities, and/or Real Property. Tenant further agrees that if any lender of Landlord or ground lessor requires a modification of this Lease that does not increase Tenant's cost or expense or materially or adversely change Tenant's rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within ten (10) days after the request. Landlord agrees that it shall use commercially reasonable efforts to obtain an SNDA for Tenant from Landlord's lender.

(b) Within twenty (20) days after the written request of Landlord, Tenant shall provide to Landlord current financial statement and financial statements of the two (2) years prior to the current financial statement year (collectively, "**Financial Reports**"). Such Financial Reports shall be prepared in accordance with generally accepted accounting practices and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding the foregoing Tenant shall not be required to provide Financial Reports more than once per Lease Year (except if Tenant is in monetary default hereunder or to the extent otherwise required by any lender or prospective purchaser of the Project); provided, further, however, that Tenant shall not be required to provide Financial Reports so long as (i) Tenant is a publicly-traded company, (ii) Tenant is in compliance with the financial reporting requirements from time to time established by the United States Securities and Exchanges Commission, (iii) the Financial Reports are publicly available for free downloading in electronic format, and (iv) a default is not continuing under this Lease. Landlord acknowledges that Tenant's Financial Reports constitute Confidential Information and shall maintain them confidential and shall only provide them to persons within its organizational or professional advisors on a need-to-know basis.

23. **ESTOPPEL CERTIFICATE.** Tenant shall at any time and from time-to-time, upon not less than twenty (20) days prior written notice from Landlord, execute, acknowledge, and deliver to Landlord (or any other party identified by Landlord) a statement in writing certifying, among other things, that: (a) this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect); (b) the dates to which the Rent, Security Deposit, if any, and other charges, if any, are paid in advance, (c) to Tenant's knowledge, there are no uncured defaults in Landlord's performance (or stating such defaults); (d) Tenant has accepted the Premises demised under this Lease; (e) that all tenant improvement obligations under this Lease have been satisfied by Landlord (or stating any Landlord obligations which have not be completed); (f) that Landlord has no future tenant improvement obligations hereunder; and (g) Tenant has commenced paying rent, and is not entitled to any further tenant improvements, rental abatements or offsets (or stating such improvements, abatements or offsets). It is expressly understood and agreed that Landlord, any prospective purchaser or encumbrancer of all or any portion of the Building, Facilities, or Real Property, or any other party identified by Landlord shall be entitled to rely upon any such statement. Failure by Tenant to execute and deliver any such estoppel certificate within such 20-day period shall, at Landlord's option, constitute a breach and default under this Lease; if such option is not so exercised by Landlord, then Tenant's failure to timely execute and deliver such estoppel certificate shall be conclusive upon Tenant that: (a) this Lease is in full force and effect without modification except as may be represented by Landlord; (b) that there are no uncured defaults in Landlord's performance; (c) that not more than two (2) months' Rent has been paid in advance; (d) that Tenant has accepted the Premises demised under this Lease; (e) that all tenant improvement obligations under this Lease have been satisfied by Landlord; (f) that Landlord has no future tenant improvement obligations hereunder; and (g) Tenant has commenced paying rent, and is not entitled to any further tenant improvements, rental abatements or offsets.

24. **INTEREST ON PAST DUE OBLIGATION.** Except as otherwise expressly provided in this Lease, any amount due from Tenant to Landlord hereunder which is not when due (subject to any applicable notice and cure periods) shall bear interest at the lesser of (a) ten percent (10%), or (b) the highest rate then allowed under the usury laws of the State of California, from the date due until the date paid (the "**Default Rate**").

25. **SALE OR TRANSFER BY LANDLORD.** In the event of any transfer(s) of Landlord's interest in the Premises, other than a transfer for security purposes only, the transferor shall automatically be relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer; provided, however, that any funds in the hands of Landlord in which Tenant has an interest, at the time of such transfer, shall be turned over to the transferee and upon such transfer, Landlord shall be discharged from any further liability with reference to such funds.

26. **LANDLORD'S RIGHT TO CURE DEFAULTS.** All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be at its sole cost and expense and, except as otherwise specifically provided herein, without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for thirty (30) days after written notice thereof by Landlord, Landlord may, but shall not be obligated to, and without waiving any rights of Landlord or releasing Tenant from any obligations of Tenant hereunder, to make such payment or perform such other act at Tenant's cost. All actual and reasonable sums so paid by Landlord (including all necessary incidental costs relating thereto), together with interest thereon from the date of such payment by Landlord, in connection with the performance of any such act by Landlord shall be considered Rent hereunder. Except as otherwise in this Lease expressly provided, such Rent shall be payable to Landlord on demand, or at the option of Landlord, in such installments as Landlord may elect and may be added to any other Rent then due or thereafter becoming due under this Lease, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of any other Rent due hereunder.

27. **WAIVER.** No delay or omission in the exercise of any right or remedy of Landlord on the occurrence of any default by Tenant shall impair such a right or remedy or be construed as a waiver. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. No act or conduct of Landlord, including, without limitation, the acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the term. Only written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of this Lease. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease.

28. **FORCE MAJEURE.** Whenever a day is appointed herein on which, or a period of time is appointed within which, either party hereto is required to do or complete any act, matter or thing other than the payment of money or Tenant's failure to arrange for utility installations, the time for the doing or completion thereof shall be extended by a period of time equal to the number of days on or during which such party is prevented from, or is unreasonably interfered with, the doing or completion of such act, matter or thing because of strikes, lock-outs, embargoes, unavailability of labor, materials or utilities, wars, insurrections, rebellions, civil disorder, declaration of national emergencies, terrorist attacks, acts of God, or other causes beyond such party's reasonable control (financial inability excepted) (any such delay is referred to herein as a "**Force Majeure Delay**"); provided, however, nothing contained in this Section shall excuse Tenant from the prompt payment of any Rent or other charge required of Tenant hereunder.

29. **PARKING.** During the Term (i.e. the Initial Term and any Extended Term(s)), Tenant shall be entitled to use three (3) parking spaces per each one thousand (1,000) square feet of Rentable Area of the Premises, without charge, and, as to such spaces, Tenant shall have the non-exclusive right to park in the Building's parking facilities; Tenant acknowledges the Building's parking facilities are generally open-use and are on a "first-come, first-served" basis with all other tenants of the Building and/or Project. Tenant will be entitled to the use of a total of eighty-one (81) parking spaces as of the Commencement Date, a total of ninety-six (96) parking spaces as of the expansion at month 13 of the Term, and a total of one hundred eleven (111) parking spaces as of the expansion at month 22 of the Term; provided, however, that the foregoing will be adjusted in the event of Tenant's exercise of a ROFO. Landlord, at all times, shall have sole and exclusive control of all parking facilities and common areas, including, without limitation, driveways, entrances, and exits, sidewalks and pedestrian passage ways, and pylon signs, and Landlord may at any time exclude any person from the use and occupancy thereof, except those persons using the parking facilities in accordance with the written consent of Landlord and in accordance with all regulations established by Landlord from time to time. Landlord reserves the right to charge the public (including Tenant's customers) a reasonable fee for the use of the Building's parking facilities if similarly situated Class A office

buildings charge for such passes and increase the monthly rental rate for the passes to prevailing market rates. Tenant agrees that Landlord assumes no responsibility of any kind whatsoever in reference to said automobile parking facilities or the use thereof by Tenant or any Tenant Party, or by anyone else. Landlord specifically reserves the right to limit access to the parking facilities by means of attendant and/or other devices and to change the size, configuration, design, layout and all other aspects of the Project parking facilities at any time, and Tenant acknowledges and agrees that Landlord may temporarily, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facilities for purposes of permitting or facilitating any such construction, maintenance repairs, alteration or improvements. Landlord may, at its sole discretion, determine whether parking facilities shall be self-park, valet, valet-assist, surface, underground, multi-deck, where they shall be located and the number and location of electric vehicle charging stations, if any. No delay or failure by Landlord to enforce its parking rules and regulations or its other rights hereunder, and no waiver by Landlord of any breach thereof, shall be deemed to be a waiver of any succeeding breach or prevent any subsequent or other enforcement thereof by Landlord.

30. **SURRENDER OF PREMISES.**

(a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination thereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as the same are now or hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord's obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitioning, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises other than any Remaining Alterations, and all similar articles of any other persons claiming under Tenant, unless Landlord exercises its option to have any subleases or subtenancies assigned to it, and Tenant shall repair all damage to the Premises resulting from such removal. Except as may be provided otherwise within this Lease, upon vacating the Premises, Tenant will be responsible for the cost and expense of restoration to the Premises relative to the removal of all Tenant Improvements, Alterations and Tenant's FF&E following the expiration or earlier termination of this Lease.

(c) Any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination or re-entry by Landlord) shall be considered abandoned. Landlord shall give Tenant notice of its right to reclaim abandoned property pursuant to California Civil Code Section 1980, et. seq., and may, thereafter, remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant. Tenant hereby grants to Landlord a security interest in said abandoned property, in the event it is not reclaimed within the statutory period. If Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord, may sell any or all of such property at public or private sale, in such manner and at such time and places as Landlord, in its sole discretion, may deem proper without further notice to or demand upon Tenant, and shall apply the proceeds of such sale: (i) first, to the costs and expenses of such sale, including reasonable attorneys' fees actually incurred; (ii) second, to the payment of the costs for the removal and storing of any such property; (iii) third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and (iv) fourth, the balance, if any, to Tenant.

(d) Other than any Remaining Alterations, all fixtures, equipment, Cables, alterations, additions, fixed partitions, and/or appurtenances attached to or built into the Premises prior to or during the Term hereof, whether by Landlord at its expense or at the expense of Tenant or both, shall be removed by Tenant at the end of the Term hereof and, following removal of such items, Tenant shall repair any and all damage to the Premises and/or the Building resulting from such removal, unless, pursuant to written notice to Tenant, Landlord requests and/or otherwise authorizes Tenant to leave any such item(s) in the Premises (and, to the extent Landlord requests telecommunications cabling and equipment remain in the Premises, such items shall be left intact and in place and Tenant shall not cut or otherwise sever any such cabling but may unplug or disconnect it from any equipment to which it is connected). Such fixtures, equipment, alterations, additions, improvements and/or appurtenances shall include, but not be limited to, all floor coverings, drapes, paneling, molding, doors, vaults (exclusive of vault doors), plumbing systems, electrical systems, lighting systems, silencing equipment, communication systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio, telegraph and television purposes, and any special flooring or ceiling installations.

31. **MISCELLANEOUS.**

(a) Any provision of this Lease, which shall prove to be invalid, void, or illegal, shall in no way affect, impair, or invalidate any other provision hereof and such other provisions shall remain in full force and effect.

(b) In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, or to secure a judicial determination of any right or obligation of either party

hereto, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys' fees, incurred therein. Moreover, if either party hereto without fault is made a party to any litigation instituted by or against any other party to this Lease, such other party shall indemnify Landlord or Tenant, as the case may be, against and save it harmless from all costs and expense, including reasonable attorneys' fees, incurred by it in connection therewith.

(c) Each of Tenant's covenants herein is a condition and time is of the essence with respect to the performance of every provision of this Lease, and the strict performance of each shall be a condition precedent to Tenant's right to remain in possession of the Premises or to have this Lease continue in effect. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord except as expressly set forth herein.

(d) This Lease has been negotiated at arms' length between persons knowledgeable in business and real estate matters who have had the opportunity to confer with counsel in the negotiation hereof. Accordingly, any rule of law or legal decision that would require interpretation of this Lease against the party that drafted it is not applicable and is waived, and this Lease shall be given a fair and reasonable interpretation in accordance with the meaning of its terms. The section captions contained in this Lease are for convenience and do not in any way limit or amplify any term or provision of this Lease and shall have no effect on its interpretation.

(e) The terms "Landlord" and "Tenant" as used herein shall include the plural as well as the singular, and the neuter shall include the masculine and feminine genders. The obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms, or corporations of which Tenant may be composed.

(f) This Lease, the exhibits, and any rider or addendum attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior letters of intent, proposals, marketing materials, agreements or understandings pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or supplemented except by an agreement in writing signed by the parties hereto or their successors in interest.

(g) The submission of this Lease by Landlord, its agents, or representative for examination or execution by Tenant does not constitute an option or offer to lease the Premises upon the terms and conditions contained herein or a reservation of the Premises in favor of Tenant, it being intended hereby that this Lease shall only become effective upon the mutual execution hereof by Landlord and Tenant and delivery of a fully executed counterpart hereto to Tenant.

(h) Tenant shall observe faithfully and comply strictly with the Rules and Regulations and such other Rules and Regulations, modifications or amendments thereto, as Landlord may from time-to-time reasonably adopt for the safety, care, and cleanliness of the Building, Facilities and Real Property, and for the preservation of good order therein. Failure by Tenant to comply strictly with the Rules and Regulations, at the option of Landlord, shall constitute a material default by Tenant under this Lease. Landlord shall not be liable to Tenant for violation or non-performance of any such Rules and Regulations or, for that matter, for the breach of any covenant or condition in any lease, by any other tenant or occupant of the Building. Notwithstanding the foregoing, Landlord agrees to enforce the Rules and Regulations without discrimination among all tenants similarly affected. If there is a conflict between the Rules and Regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail.

(i) This Lease shall be interpreted and enforced in accordance with the laws of the State of California, which shall apply in all respects, including statutes of limitation, to any disputes or controversies arising out of or pertaining to this Lease.

(j) So long as Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant shall, during the Term, have quiet possession of the Premises subject to the terms, covenants, conditions, provisions and agreements of this Lease without interference by any persons lawfully claiming by or through Landlord.

(k) Except as otherwise provided in this Lease, all of the covenants, conditions, and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

(l) Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except Jones Lang LaSalle Brokerage, Inc., representing Landlord, and Kidder Mathews, representing Tenant (collectively, the "**Brokers**"), and neither Landlord nor Tenant know of any other real estate broker or agent who is entitled to a fee or commission in connection with this Lease. Landlord, at Landlord's sole cost and expense, will pay to Brokers the brokerage fee agreed to in a separate written agreement signed by Landlord, if any, for the brokerage services rendered by Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and

all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Brokers, occurring by, through or under the indemnifying party. Furthermore, in the event Tenant enlists a broker to negotiate an expansion or renewal, any fees or commissions will be paid solely by Tenant directly to its broker, and Landlord will have no obligation for any real estate commission in connection therewith and Tenant will hold Landlord harmless from any claims for any real estate commissions in connection herewith or any other claims of any nature whatsoever that may be raised by any real estate agents or brokers who may be claiming a commission as a result of services rendered to Tenant in connection with any expansion or renewal. The terms of this Subsection will survive the expiration or earlier termination of this Lease.

(m) The submission of this document for examination, negotiation, and/or signature does not constitute an offer to lease, or a reservation of, or an option for the Premises. This document shall not be binding and in effect against either party until at least one counterpart, duly executed by Landlord and Tenant, has been received by each of Landlord and Tenant.

(n) All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by (i) personal delivery, (ii) electronic mail, or (iii) a nationally recognized overnight courier service, fees prepaid. The addresses noted in Subsections 1.3 and 1.5 of this Lease shall be the parties' respective address(es) for delivery or mailing of notices. Either party may, by written notice to the other party, specify a different address for notice, except that upon Tenant's taking possession of the Premises, the Premises shall constitute Tenant's address for notice. A copy of all notices to Landlord shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate in writing. A notice sent in compliance with the provisions of this Subsection shall be deemed given on the date of receipt (or attempted delivery if delivery is refused), except that any notice sent via electronic mail of a .PDF document shall be deemed given on the date sent (as evidenced by the sender's "sent mail" mailbox and absence of a delivery failure message in the sender's "inbox", if sent via email) if sent or transmitted prior to 5:00 p.m. (Pacific Time) on a business day and, otherwise, on the next succeeding business day.

(o) Tenant shall not record this Lease or a memorandum hereof, and any such recordation shall, at the option of Landlord, constitute an incurable default by Tenant hereunder.

(p) No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

(q) The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all such subtenancies.

(r) Tenant hereby acknowledges that the Rent payable to Landlord hereunder does not include the cost of guard service, safety patrol or other security measures, and that Landlord shall have no obligation whatsoever to provide the same. Tenant assumes all responsibility for the protection of Tenant, its agents and invitees from acts of third parties. Notwithstanding the foregoing, if Landlord elects to provide safety and/or security services at the Property, the costs of such services shall be paid by Tenant as an Operating Cost.

(s) If at any time a dispute shall arise as to any amount or sum of money to be paid by one (1) party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of said party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease.

(t) Each of Tenant and Landlord represents and warrants that the individual(s) executing this Lease on its behalf is so authorized to execute and deliver this Lease. If Tenant is a corporation, trust or partnership, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord evidence of such authority satisfactory to Landlord.

(u) This Lease may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one (1) and the same instrument. The parties hereto consent and agree that this Lease may be signed and/or transmitted by electronic mail of a .PDF document or electronic signature technology (e.g., via DocuSign) and thereafter maintained in electronic form, and that such signed electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party's hand-written signature. The parties further consent and agree that the electronic signatures appears on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.

(v) Landlord shall not be deemed a partner or a joint venturer with Tenant by reason of any provisions of this Lease.

(w) The covenants and obligations of Landlord contained in this Lease shall be binding upon Landlord, its successors and assigns only during their respective periods of ownership. Tenant agrees to look solely to Landlord's interest in the Building and Real Property (or the proceeds thereof) for the satisfaction of any remedy of Tenant, for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of Landlord shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant's use or occupancy of the Premises.

(x) Tenant represents and warrants to Landlord that Tenant and all persons and entities owning (directly or indirectly) an ownership interest in Tenant are currently in compliance with and shall at all times during the Term (including any further extensions or renewals) remain in compliance with the regulations of the Office of Foreign Assets Control ("**OFAC**") of the United States Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

(y) Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist ("**CASp**") (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises." If Tenant requests to perform a CASp inspection of the Premises, then Tenant shall, at its sole cost and expense, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord's option) to perform the inspection of the Premises (and only the Premises) at a time agreed upon by the parties, and such inspection shall include only the Premises. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "**CASp Report**") and Tenant shall, at its sole cost and expense, promptly complete all modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, which modifications will be completed as an Alteration notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications. After completion of such work, Tenant shall provide Landlord with an updated CASp Report certifying that all modifications have been completed and all violations have been corrected.

(z) Subject to the terms of this Lease, Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Building or Project.

(aa) Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

(bb) Except as expressly permitted in this Subsection 31(bb), neither party nor its agents, servants, employees, invitees and contractors will, without the prior written consent of the other party, disclose any Confidential Information of the other party to any third party. Information will be considered "**Confidential Information**" of a party if either: (i) it is disclosed by the party to the other party in tangible form and is conspicuously marked "Confidential", "Proprietary" or the like; or (ii) it is disclosed by one party to the other party in non-tangible form and is identified as confidential at the time of disclosure. Each party will secure and protect the Confidential Information of the other party in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. The parties shall at all times keep this Lease and related operative documents confidential, except to the extent necessary to (A) comply with applicable law and regulations (including any securities laws), or (B) carry out the obligations set forth in this Lease; provided, however, that either party shall be allowed to disclose such information to the party's assignees, subtenants, agents, employees, contractors, consultants, accounting, rating agencies or attorneys, as well as lenders (if any), investment bankers and venture capital groups, investors, with a need to know, and except to the extent that disclosure is necessary for a party to exercise its rights and perform its obligations under this Lease, provided, that, in all cases, the disclosure is no broader than necessary and the party who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential. Except a result of a breach of this Lease, disclosure of information by either party shall not be prohibited if that disclosure is of information that is or becomes a matter

of public record or public knowledge or from sources other than Tenant or Landlord or their respective agents, employees, contractors, consultants or attorneys.

(cc) To the extent a "green cleaning program" and/or a recycling program is implemented by Landlord in the Building and/or Project (each in Landlord's sole and absolute discretion), Tenant shall, at Tenant's sole cost and expense, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord's particular recycling contractors). To the extent Tenant fails to comply with any of Landlord's recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

(dd) Unless otherwise expressly stated herein, the term "**days**" means calendar days.

32. **WAIVER OF JURY TRIAL; JUDICIAL REFERENCE.**

(a) Landlord and Tenant agree that, other than an action by Landlord to obtain possession of the Premises or any action which seeks relief which can only be obtained by court proceeding, any action or proceeding by either of them against the other arising out of or in connection with this Lease, Tenant's use or occupancy of the Premises, or any claim of injury or damage occurring in or about the Property or the Premises shall, upon the motion of either party, be submitted to general judicial reference pursuant to California Code of Civil Procedure Sections 638 et seq. or any successor statutes thereto (the "**Judicial Reference Statutes**"). The parties shall cooperate in good faith to ensure that all necessary and appropriate parties are included in the judicial reference proceeding. The general referee shall have the authority to try all issues, whether of fact or law, and to report a statement of decision to the court. To the extent not inconsistent with the Judicial Reference Statutes, Landlord and Tenant shall use the procedures for arbitration and judicial reference, if any, adopted by Judicial Arbitration and Mediation Services/Endispute ("**JAMS**"), as relevant, or if JAMS is no longer in existence or available in this geographic location, the parties shall use those of the American Arbitration Association pertaining to commercial real estate to supplement the Judicial Reference Statutes, provided that the following rules and procedures shall apply in all cases unless the parties agree otherwise:

(i) The proceedings shall be heard in Alameda County, California;

(ii) Absent agreement to the contrary by the parties, the referee must be a retired judge. Unless otherwise agreed, JAMS shall provide a list of three retired judges to the parties who may each strike one from the list, and the parties shall consent to appointment of the remaining person as the referee. If JAMS is no longer in existence or available in this geographic location, then the American Arbitration Association shall provide said list. If neither is in existence, then the trial court shall appoint the referee;

(iii) Any dispute regarding the selection of the referee shall be resolved by JAMS or the entity providing the reference services, or, if no entity is involved, by the court with appropriate jurisdiction;

(iv) The referee may require one or more pre-hearing conferences;

(v) The parties shall be entitled to discovery as allowed under state law. The referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge;

(vi) A stenographic record of the trial may be made, provided that the record shall remain confidential except as may be necessary for post-hearing motions and any appeals;

(vii) The referee's statement of decision shall contain findings of fact and conclusions of law to the extent applicable; and

(viii) The referee shall have the authority to rule on all post- hearing motions in the same manner as a trial judge.

The statement of decision of the referee upon all of the issues considered by the referee shall be binding upon the parties, and upon filing of the statement of decision with the clerk of the court, or with the judge where there is no clerk, judgment may be entered thereon. The decision of the referee shall be appealable as if rendered by the court. This provision shall in no way be construed to limit any valid cause of action which may be brought by any of the parties.

BY EXECUTION AND DELIVERY OF THIS LEASE, THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND ACCEPT THAT BY CHOOSING JUDICIAL REFERENCE THEY ARE GIVING UP THE RIGHT TO A JURY TRIAL.

IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) SUBJECTING THE FOREGOING PROVISIONS OF THIS SECTION TO THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, AND (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW. THE PROVISIONS

OF THIS SECTION SHALL SURVIVE THE EXPIRATION OF THE TERM OR EARLIER TERMINATION OF THIS LEASE.

33. **OPTIONS AND OTHER RIGHTS.**

(a) **Option To Renew.** Subject to the terms and conditions of Subsection 33(f) below, Tenant shall have two (2) consecutive options (each a "**Renewal Option**") to extend the Term of this Lease for three (3) years each (each an "**Extended Term**") upon the same terms and conditions, except for Base Rent, which shall be the Fair Market Rental Value (as defined below) of the Premises; provided, however, that in no event shall the Base Rent be less than the amount paid by Tenant during the last month of the then current Term. Each Renewal Option is exercisable by Tenant giving a written election notice to Landlord (a "**Renewal Election Notice**") not more than one (1) year nor less than nine (9) months prior to the then Expiration Date. If Tenant fails to deliver a Renewal Election Notice to Landlord within the specified time period, then any and all available but unexercised Renewal Options will automatically terminate and the Term of this Lease will not be so extended or further extended, as applicable. Notwithstanding anything to the contrary contained in this Lease (including the notice provisions set forth at Subsection 31(n)), to be deemed effective, a Renewal Election Notice must be made either by registered or certified mail, return receipt requested, or by nationally recognized overnight courier; under no circumstances will a Renewal Election Notice sent by any other method be deemed effective unless otherwise acknowledged and accepted in writing by Landlord.

(b) **Right of First Offer.**

(i) Subject to the terms and conditions of Subsection 33(f) below, during the Term of this Lease, Tenant will have a continuing right of first offer (a "**ROFO**") with respect to the lease of any vacant space ("**Additional Space**") becoming available within the Building following the Effective Date of this Lease. At any time after Landlord has determined that an existing tenant in the Building (other than Tenant) will not extend or renew the term of its lease or has otherwise permanently vacated its leased space (but prior to Landlord leasing such Additional Space to a party other than the existing tenant), Landlord shall deliver written notice to Tenant (the "**ROFO Notice**") of the terms under which Landlord is prepared to lease the Additional Space to Tenant for the remainder of the Term, which terms shall reflect the Fair Market Rental Value for such Additional Space as reasonably determined by Landlord. Landlord will not be required to provide Tenant with a ROFO Notice if:

(1) the existing tenant in the Additional Space has expressed interest in writing in extending or renewing its lease or otherwise entering into a new lease for such space;

(2) Tenant is in default under this Lease (after any applicable notice and beyond any applicable cure periods) at the time that Landlord would otherwise deliver the ROFO Notice; or

(3) the Premises, or any portion thereof, is sublet (other than as a Permitted Transfer) at the time Landlord would otherwise deliver the ROFO Notice; or

(4) this Lease has been assigned (other than as a Permitted Transfer) prior to the date Landlord would otherwise deliver the ROFO Notice; or

(5) Tenant is not occupying the Premises on the date Landlord would otherwise deliver the ROFO Notice.

Tenant may lease such Additional Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the "**Notice of Exercise**") within five (5) days after the date of the ROFO Notice; any failure to timely provide a Notice of Exercise will be deemed Tenant's election not to lease the Additional Space and Landlord will be free to market such Additional Space for lease to other parties. Notwithstanding the foregoing to the contrary, Tenant's ROFO is subject and subordinate to the rights of any other tenant of the Building existing as of the Effective Date of this Lease.

(ii) The term for any Additional Space acquired by Tenant will commence upon the commencement date stated in the ROFO Notice and thereupon such Additional Space will be considered a part of the Premises, provided that all of the terms stated in the ROFO Notice shall govern Tenant's leasing of such Additional Space and only to the extent that they do not conflict with the ROFO Notice, the terms and conditions of this Lease shall apply to such Additional Space. Tenant shall pay Base Rent and Additional Rent for the Additional Space in accordance with the terms and conditions of the ROFO Notice, which terms and conditions shall reflect the Fair Market Rental Value for the Additional Space. The Additional Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Additional Space or as of the date the term for such Additional Space commences, unless the ROFO Notice specifies any work to be performed by Landlord in the Additional Space, in which case Landlord shall perform such work in the Additional Space. If Landlord is delayed delivering possession of the Additional Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable

efforts to obtain possession of the space, and the commencement of the term for the Additional Space shall be postponed until the date Landlord delivers possession of the Additional Space to Tenant free from occupancy by any party. Notwithstanding the foregoing, in the event that during the first twelve (12) calendar months of the Term, Tenant leases and takes occupancy of Additional Space through the ROFO, Tenant's leasing of such Additional Space shall be on the same terms and conditions as the Premises then existing (including the Base Rent which shall be equal to the Base Rent then applicable to the Premises, on a per square foot basis).

(iii) If Tenant exercises a ROFO for Additional Space, Landlord shall prepare an amendment to this Lease (the "**Lease Amendment**") adding the Additional Space as a part of the Premises on the terms set forth in the ROFO Notice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant's Proportionate Share of Total Rentable Area in the Building, Tenant's Proportionate Share of Total Rentable Area in the Project, and other appropriate terms. A draft Lease Amendment shall be sent to Tenant within a reasonable time after Landlord's receipt of a Notice of Exercise executed by Tenant, and Tenant shall execute and return such Lease Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of a ROFO shall be fully effective whether or not a Lease Amendment is executed.

(c) **Fair Market Rental Value**. The term "**Fair Market Rental Value**" as utilized in this Section 33 shall mean the prevailing Fair Market Rental Value of the space in question, on and subject to the covenants and agreements of this Lease, including but not limited to consideration of the fact that this Lease allows adjustments in the Base Rent and further based upon the then-current rent for comparable space in comparable buildings in the vicinity of the Premises in the city in which the Premises are located ("**Comparable Buildings**"), such valuation to consider such Comparable Buildings as if such are leased on comparable terms as of the commencement date of the extension in question with those leasehold improvements then in place as are then contained within the Premises. Such Fair Market Rental Value shall include prevailing fixed and/or annual increases in the Base Rent. Tenant's BOMA square footage re-measurement and Tenant's pro rata share of total Building square footage are subject to change during the Extended Term(s). The determined Fair Market Rental Value for an Extended Term shall be the then-current rent for the time period during which Tenant gives notice exercising a Renewal Option, not the commencement of such resulting Extended Term. If Tenant gives notice of exercise of the Renewal Option, Landlord shall submit to Tenant in writing of Landlord's proposal as to the applicable Base Rent for the Extended Term within twenty (20) days following Landlord's receipt of Tenant's election notice relative to the Renewal Option. Within ten (10) days of such notice from Landlord, if Tenant should disagree with Landlord's proposal, Tenant shall so advise Landlord in writing and set forth Tenant's proposal as to the proper rental to cause rental for the Premises to be not less than the Fair Market Rental Value. Absent such notice, Base Rent shall be established at the commencement of such Extended Term as proposed by Landlord. If Tenant gives notice of a proposed Base Rent, Landlord may accept Tenant's proposal by written notice or seek to meet with Tenant in an attempt to arrive at a mutual agreement as to Base Rent. If Landlord and Tenant, within fifteen (15) days of the date of response by Tenant rejecting Landlord's proposal, shall not have agreed as to Base Rent for the Extended Term, then the determination of Base Rent shall be submitted for appraisal as provided below.

If the Fair Market Rental Value is to be determined by appraisal, within ten (10) days after the expiration of the fifteen (15) day negotiation period, Landlord and Tenant shall each appoint a qualified M.A.I. appraiser with at least ten (10) years real estate experience in the San Francisco Bay Area, and give notice of such appointment to the other. Such appraisers shall, within thirty (30) days after the appointment of the last of them to be appointed, complete their determinations of Fair Market Rental Value based on the standards set forth in the definition of Fair Market Rental Value stated above, and submit their appraisal reports separately and in writing to Landlord and Tenant. Failure to complete its respective determination by either appraiser within the 30-day period shall automatically disqualify that late appraiser's determined Fair Market Rental Value and both parties shall be bound by the other appraisal submitted within the 30-day period. If the valuations vary by five percent (5%) or less from their arithmetic average, the Fair Market Rental Value shall be the arithmetic average of the two (2) valuations. If the valuations vary by more than five percent (5%) from their arithmetic average, then the two (2) appraisers shall within ten (10) days after submission of the last appraisal report, appoint a third appraiser who shall be similarly qualified. If the two (2) appraisers shall be unable to agree within ten (10) days on the selection of a third appraiser then Landlord shall have sole rights to select the third appraiser and shall do so within three (3) days thereafter. Such third appraiser shall, within fifteen (15) days after his or her appointment, shall select either Landlord's determination or Tenant's determination of the Fair Market Rental Value, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of this Lease. The decision of the third appraiser shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of the third appraiser to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Landlord and Tenant shall each pay the fee of its respective appraiser, and if a third appraiser is required, each party shall pay shall pay one-half (½) of the third appraiser's fee. Should the appraisal not be completed as necessary to determine the adjustment of Base Rent prior to commencement of the Extended Term, Base Rent shall be paid each month at the same rate as applicable to the last year of the Initial Term or first (1st) Extended Term, as applicable, and if an increase or decrease is found due, the amount of such increase or decrease shall be paid to the party entitled thereto within thirty (30) days of notice of appraisal result being furnished to Landlord and Tenant, such payment to be for a period from the

commencement of the Extended Term for each monthly rental installation which became due prior to the date the notice of appraisal result was given.

(d) **Options Personal.** Each Renewal Option and the ROFO granted to Tenant in this Lease, or in any future amendment to this Lease, is personal to the originally named Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than the originally named Tenant or a transferee under a Permitted Transfer. The Renewal Options and the ROFO herein granted to Tenant are not assignable separate and apart from this Lease.

(e) **Multiple Choices.** In the event that Tenant has any multiple Renewal Options to extend or renew this Lease, a later Renewal Option cannot be exercised unless the prior Renewal Option to extend or renew this Lease has been so exercised. Tenant's right to exercise a Renewal Option is independent of its right to exercise a ROFO; provided, however, in the event Tenant has exercised its ROFO to acquire Additional Space and, during the pendency thereof, exercises a Renewal Option under this Lease, such renewal of this Lease shall apply to both the Rentable Area of the Premises then existing and the Additional Space being acquired pursuant to such exercised ROFO.

(f) **Effect of Default on Options.**

(i) Tenant shall have no right to exercise a Renewal Option or ROFO (notwithstanding any provision in the grant of Renewal Option or ROFO to the contrary) if Tenant is in default under this Lease beyond all applicable notice and cure periods at the time Tenant gives notice to exercise a Renewal Option.

(ii) The period of time within which a Renewal Option or ROFO may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise a Renewal Option or ROFO because of the provisions of Subsection 33(f)(i) above.

(iii) All rights of Tenant under the provisions of a Renewal Option or a ROFO shall terminate and be of no further force or effect, notwithstanding Tenant's due and timely exercise of such Renewal Option, if, after such exercise and during the term of this Lease, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of fifteen (15) days after such obligation becomes due (without any necessity of Landlord to give notice thereof to Tenant), or (b) Tenant fails to commence to cure a default specified in Subsection 20(a)(v) within thirty (30) days after the date that Landlord gives notice of such default and/or Tenant fails thereafter to diligently prosecute said cure to completion, or (c) Tenant commits a default described in Subsection 20(a)(ii) or 20(a)(iii) (without any necessity of Landlord to give notice of such default to Tenant), or (d) Landlord gives to Tenant three (3) or more notices of default under Subsection 20(a)(i), where a late charge becomes payable, or Subsection 20(a)(iii), whether or not the defaults are cured.

[SIGNATURES FOLLOW ON NEXT PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this LABORATORY AND OFFICE LEASE as of the Effective Date.

LANDLORD:

BRITANNIA PROPERTY OWNER, LLC, a Delaware limited liability company

By: Britannia Mezz Borrower, LLC, a Delaware limited liability company, its Sole Member

By: Britannia Holdings, LLC, an Arizona limited liability company, its Sole Member

By: Virtua Britannia Manager, LLC, an Arizona limited liability company, its Manager

By: Virtua Partners (US), LLC, an Arizona limited liability company, its Sole Managing Member

By: Quynh Palomino
Name: QUYNH PALOMINO
Its: MANAGER

TENANT:

DIACARTA, INC., a California corporation

By: ______________________
Name: ______________________
Its: ______________________

IN WITNESS WHEREOF, the parties have executed this LABORATORY AND OFFICE LEASE as of the Effective Date.

LANDLORD:

BRITANNIA PROPERTY OWNER, LLC, a Delaware limited liability company

By: Britannia Mezz Borrower, LLC, a Delaware limited liability company, its Sole Member

By: Britannia Holdings, LLC, an Arizona limited liability company, its Sole Member

By: Virtua Britannia Manager, LLC, an Arizona limited liability company, its Manager

By: Virtua Partners (US), LLC, an Arizona limited liability company, its Sole Managing Member

By: ______________________________

Name: ______________________________

Its: ______________________________

TENANT:

DIACARTA, INC., a California corporation

By: ______________________________

Name: AiGuo Zhang

Its: CEO

284943.8/10488-003
4817-7737-8528, v. 2

EXHIBIT A to LABORATORY AND OFFICE LEASE

REAL PROPERTY

Land situated in the City of Pleasanton, County of Alameda, State of California, described as follows:

LOT 14A OF AMENDED PARCEL MAP NO. 4517, FILED NOVEMBER 23, 1987, IN BOOK 172 OF MAPS, PAGES 81 AND 82, ALAMEDA COUNTY RECORDS.

APN: 941-2760-017-00

EXHIBIT B to LABORATORY AND OFFICE LEASE

SPACE PLAN

See the following page(s).



Hopkins & Wall

ARCHITECTURE | INTERIOR DESIGN

FLOOR PLAN

4385 HOPYARD RD., SUITE 100
PLEASANTON, CA

7901 STONERIDGE DRIVE, STE 550
PLEASANTON, CA 94588
925-225-0445
FAX 925-225-0492

EXHIBIT C to OFFICE LEASE

MEMORANDUM CONFIRMING TERMS

THIS MEMORANDUM CONFIRMING TERMS is made as of ____________________, 202___, with reference to that certain Laboratory and Office Lease dated May ___, 2021 (hereinafter referred to as the "**Lease**"), by and between **Britannia Property Owner, LLC**, a Delaware limited liability company, as the "**Landlord**" therein, and **DiaCarta, Inc.**, a California corporation, as the "**Tenant**", for the demised premises situated at 4385 Hopyard Road, Suite 100, Pleasanton, California 94588 (as may be expanded from time to time, the "**Premises**"). All capitalized terms used, but not otherwise defined, herein will have the meanings ascribed to such terms within the Lease.

The undersigned hereby confirm the following:

1. Tenant accepted initial possession of the Premises on July 1, 2021, which, as of the date hereof, has a Rentable Area of approximately _______________ square feet, Tenant acknowledges that, to Tenant's knowledge, the Premises are in good order, condition and repair, and that the improvements, if any, required to be constructed for Tenant by Landlord under the Lease have been so constructed and are satisfactorily completed in all respects.

2. All conditions of the Lease to be performed by Landlord prerequisite to the full effectiveness of said Lease have been satisfied, and Landlord has fulfilled all of its duties of an inducement nature.

3. In accordance with the provisions of the Lease, each of the Commencement Date and the Rent Commencement Date of the Term July 1, 2021, and, unless sooner terminated, the Expiration Date of the current Term is _________________, 202__.

4. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Lease.

5. There are no existing defenses which Tenant has against the enforcement of the Lease by Landlord, and no offsets or credits against rentals.

6. Tenant has commenced paying rent and is not entitled to any further tenant improvements, rentable abatements or offsets except: (A) a conditional abatement of the first (1st) four (4) months of Base Rent pursuant to, and in accordance with, the terms of the Lease; and (B) ______________________________ ____ [Insert "None" if none].

7. Tenant has not made any prior assignment, hypothecation or pledge of said Lease or of the rents thereunder.

LANDLORD:

BRITANNIA PROPERTY OWNER, LLC, a Delaware limited liability company

By: Britannia Mezz Borrower, LLC, a Delaware limited liability company, its Sole Member

By: Britannia Holdings, LLC, an Arizona limited liability company, its Sole Member

By: Virtua Britannia Manager, LLC, an Arizona limited liability company, its Manager

By: Virtua Partners (US), LLC, an Arizona limited liability company, its Sole Managing Member

By: ____________________________________

Name: __________________________________

Its: ______________________________________

TENANT:

DIACARTA, INC., a California corporation

By: ______________________________________

Name: ____________________________________

Its: ______________________________________

EXHIBIT D to LABORATORY AND OFFICE LEASE

RULES AND REGULATIONS OF THE PREMISES

1. Landlord shall have the right to control and operate the public portions of the Building and Facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally. No tenant shall invite to the Premises or permit the visit of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the Building, its entrances, corridors, parking facilities, and grounds referred herein as the Premises.

2. Landlord reserves the right to exclude or expel from the Premises any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall, in any manner, do any act in violation of any of the Rules and Regulations of the Premises or in violation of any law, order, ordinance, or governmental regulation.

3. Canvassing, soliciting, or peddling in the Premises is prohibited and each tenant shall cooperate to prevent the same from occurring.

4. Sidewalks, doorways, vestibules, halls, stairways, and similar areas shall not be obstructed by tenants or their officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from the Premises and for going from one part of the Building to another part of the Building.

5. Plumbing fixtures and appliances shall be used only for the purposes for which constructed, and no sweeping, rubbish, rags, or other unsuitable material shall be thrown or placed therein. Any stoppage or damage resulting to any such fixtures or appliances from misuse on the part of a tenant or such tenant's officers, agents, servants and employees shall be paid by such tenant.

6. No signs, posters, advertisements or notices shall be painted or affixed on any of the exterior windows or exterior doors or other part of the Premises visible from outside the Premises, except of such color, size, and style, and in such places, as shall be first approved in writing by Landlord. Tenant shall use its best efforts to minimize the number and size of all penetrations created by nails, hooks, screws, or other hardware.

7. Landlord shall have the power to prescribe the weight and position of safes or other heavy equipment, which may over stress any portion of the floor. All damage done to the Building by the improper placing of heavy items, which overstress the floor, will be repaired at the sole expense of tenant.

8. Tenant shall notify the Building manager when safes or other equipment are to be taken into or out of the Building. Moving of such items shall be done only after receiving permission from Landlord and under its supervision.

9. Deliveries to the Building shall be made during hours which will be determined by Landlord from time-to-time. Prior approval must be obtained from Landlord for any deliveries that must be received after normal working hours.

10. Tenant shall cooperate with Building employees in keeping the Premises neat and clean.

11. Nothing shall be swept or thrown into or onto the corridors, sidewalks, stairways, entrance paths, ramps or other similar areas at, about or around the Building or Facilities. No bicycles, animals, or any other creatures shall be brought into or kept in or about the Building or Facilities, excluding Guide Dogs for the Blind.

12. Should a tenant require telephonic, internet/data or any other communication service, Landlord will direct the electricians and installers where and how the wires are to be introduced and placed, and none shall be introduced or placed except as Landlord shall direct.

13. Tenant shall not make or permit any unseemly, disturbing or improper noises, odors or vibrations on the Premises, nor permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other tenants, nor otherwise interfere in any way with other tenants or persons having business with them.

14. No cooking shall be done or permitted by any tenant on the Premises, excepting microwave reheating and then only when odors are not emitted into the return air of the Building.

15. No equipment of any kind shall be operated on the Premises that could, in any way, unreasonably annoy any other tenant in the Building without the prior written consent of Landlord.

16. Tenant shall not use or keep in the Building any portable heater, flammable or explosive fluid or substance or any illuminating material, unless it is battery powered, UL approved.

17. Landlord has the right, but not the obligation, to require evacuation of the Premises in event of emergency or catastrophe.

18. All electrical fixtures hung in the Premises must be fluorescent and of quality, type, design, bulb color, size, and general appearance approved by Landlord.

19. No water cooler, air conditioning unit or system, or other apparatus shall be installed or used by Tenant without prior written consent of Landlord, which consent shall not be unreasonably withheld.

20. No awnings or other projections over or around the windows or entrances of the Premises shall be installed by any tenant. Tenant shall not change or alter the window coverings in any manner.

21. Landlord is not responsible to any tenant for the non-observance or violation of the Rules and Regulations by any other tenant.

22. No tenant shall, at any time, occupy any part of the Premises as sleeping or lodging quarters.

23. Tenant shall not advertise the business, profession or activities of Tenant in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining thereto or use the name of the Premises for any purpose other than that of the business address of Tenant.

24. Landlord reserves the right to rescind any of these rules and make such other and further reasonable, non-discriminatory rules and regulations as in the judgment of Landlord shall from time-to-time be needed for the safety, protection, care, and cleanliness of the Premises, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and notice thereof given to a tenant shall be binding upon him in like manner as if originally herein prescribed.

25. Tenant shall exercise control over its employees, agents and invitees so that they do not litter the Premises and shall be responsible for any additional expense which Landlord incurs to remedy any littering by such persons.

EXHIBIT E to LABORATORY AND OFFICE LEASE

LIST OF PRE-APPROVED LABORATORY HAZARDOUS MATERIALS

#	Material	Hazard Class	Storage	Monthly waste generation volume
1	5-Chloro-2-methyl-2,3-dihydroisothiazol-3-one and 2-Methyl-2,3-dihydroisothiazol-3-one (3:1)	Skin sensitization: Category 1	Keep container tightly closed in a dry and well-ventilated place. Keep/store only in original container. Store away from incompatible materials.	1-2 liters/month combined
2	Formamide	Reproductive toxicity: Category 1B	Keep container tightly closed in a dry and well-ventilated place. Keep/store only in original container. Store away from incompatible materials.	
3	Proteinase K	Respiratory sensitization: Category 1	Keep container tightly closed in a dry and well-ventilated place.	<1 liter/year combined
4	Guanidinium thiocyanate	Acute toxicity (Oral) : Category 4 Acute toxicity (Inhalation) : Category 4 Skin irritation : Category 2 Eye irritation : Category 2A	Keep container tightly closed in a dry and well-ventilated place.	
5	Acetonitrile	Flammable liquid, Category 2, H225 Acute toxicity, Category 4, Oral, H302 Acute toxicity, Category 4, Inhalation, H332 Acute toxicity, Category 4, Dermal, H312 Eye irritation, Category 2A, H319	Keep container tightly closed in a dry and well-ventilated place. Keep away from heat and sources of ignition. Store at room temperature.	**4-6 L**
6	Dichloromethane	Flammable liquid, Category 2, H225 Acute toxicity, Category 4, Oral, H302 Acute toxicity, Category 4, Inhalation, H332 Acute toxicity, Category 4, Dermal, H312 Eye irritation, Category 2A, H319	Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage. Heat sensitive.	< 0.5 L

#	Material	Hazard Class	Storage	Monthly waste generation volume
7	Diisopropyl carbodiimide	Flammable liquids (Category 3), H226 Acute toxicity, Inhalation (Category 2), H330 Skin irritation (Category 2), H315 Serious eye damage (Category 1), H318 Respiratory sensitisation (Category 1), H334 Skin sensitisation (Category 1), H317 Specific target organ toxicity - single exposure (Category 3), Respiratory system, H335	Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage. Store under inert gas. Moisture sensitive.	< 5 g
8	Diisopropylethylamine	Flammable liquids (Category 2), H225 Acute toxicity, Oral (Category 4), H302 Acute toxicity, Inhalation (Category 3), H331 Serious eye damage (Category 1), H318 Specific target organ toxicity - single exposure (Category 3), Respiratory system, H335 Acute aquatic toxicity (Category 3), H402	Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage. Handle and store under inert gas.	< 0.5 L
9	Ethyl dimethylaminopropyl carbodiimide	Skin corrosion/irritation: Category 2 Serious eye damage/eye irritation: Category 2 Specific target organ systemic toxicity (single exposure): Category 3	Keep in a dry, cool and well-ventilated place. Keep in properly labeled containers. Store in accordance with local regulations.	< 5 g
10	Ethyl ether	Flammable liquids (Category 1) Acute toxicity (Category 4) Eye irritation (Category 2A) Specific target organ toxicity - single exposure (Category 3) Aspiration hazard (Category 1)	Store in a cool location. Keep away from food and beverages. Protect from freezing and physical damage. Keep away from open flames, hot surfaces and sources of ignition. Provide ventilation for containers. Keep container tightly sealed. Store away from incompatible materials.	< 1 L

#	Material	Hazard Class	Storage	Monthly waste generation volume
11	HATU	Flammable solids (Category 1), H228 Skin irritation (Category 2), H315 Eye irritation (Category 2A), H319 Specific target organ toxicity - single exposure (Category 3), Respiratory system, H335	Keep container tightly closed in a dry and well-ventilated place. Recommended storage temperature 2 - 8 °C	< 100 g
12	HBTU	Flammable solid, Category 1, H228 Skin irritation, Category 2, H315 Eye irritation, Category 2, H319	Tightly closed. Dry. Keep away from heat and sources of ignition. Store at +2°C to +8°C (+36°F to +46°F).	< 100 g
13	Heptane	Flammable liquids (Category 2), H225 Skin irritation (Category 2), H315 Specific target organ toxicity - single exposure (Category 3), Central nervous system, H336 Aspiration hazard (Category 1), H304 Short-term (acute) aquatic hazard (Category 1), H400 Long-term (chronic) aquatic hazard (Category 1), H410	Store under inert gas. Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage.	none
14	HOBt	Flammable solids (Category 2), H228	Keep container tightly closed in a dry and well-ventilated place.	< 100 g
15	Hydrochloric acid 37 %	Corrosive to metals (Category 1), H290 Skin corrosion (Category 1B), H314 Serious eye damage (Category 1), H318 Specific target organ toxicity - single exposure (Category 3), Respiratory system, H335	Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage.	< 0.05 L
16	Lutidine	Flammable liquids (Category 3), H226 Acute toxicity, Oral (Category 4), H302 Skin irritation (Category 2), H315 Eye irritation (Category 2A), H319	Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage.	< 0.5 L

#	Material	Hazard Class	Storage	Monthly waste generation volume
17	m-Cresol	Acute Toxicity - Oral [Category 3] Acute Toxicity - Dermal [Category 3] Eye Damage/Irritation [Category 1] Carcinogenicity [Category 2] Specific Target Organ Toxicity (Single Exposure) [Category 1] Specific Target Organ Toxicity (Repeated Exposure) [Category 1] Specific Target Organ Toxicity (Repeated Exposure) [Category 2] Flammable Liquids [Category 4] Aquatic Hazard (Acute) [Category 2] Skin Corrosion/Irritation [Category 1B]	Handling is performed in a well ventilated place. Wear suitable protective equipment. Prevent generation of vapor or mist. Keep away from flames and hot surfaces. Take measures to prevent the build up of electrostatic charge. Use explosion-proof equipment. Wash hands and face thoroughly after handling. Use a closed system if possible. Use a ventilation, local exhaust if vapor or aerosol will be generated. Avoid all contact!	< 0.05 L
18	Methyl alcohol	Flammable liquid: Category 2 Acute toxicity (Oral): Category 3 Acute toxicity (Dermal): Category 3 Acute toxicity (Inhalation - vapor): Category 3 Skin Corrosion/Irritation: Category 2 Serious Eye Damage/Eye Irritation: Category 2A Toxic to reproduction: Category 2 Specific Target Organ Toxicity - Single Exposure Target Organs: Category 1	Keep away from food, drink and animal feeding stuffs. Keep out of reach of children. Keep container tightly closed in a cool, well-ventilated place. Store in a dry place. Ground container and transfer equipment to eliminate static electric sparks. Comply with all national, state, and local codes pertaining to the storage, handling, dispensing, and disposal of flammable liquids.	< 0.1 L
19	N-Methyl morpholine	Flammable liquids (Category 2), H225 Acute toxicity, Oral (Category 4), H302 Acute toxicity, Inhalation (Category 4), H332 Acute toxicity, Dermal (Category 4), H312 Skin corrosion (Category 1B), H314 Serious eye damage (Category 1), H318	Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage. Store under inert gas. Air sensitive.	< 0.05 L

#	Material	Hazard Class	Storage	Monthly waste generation volume
20	N-methyl pyrrolidinone or NMP	Flammable liquids (Category 4), H227 Skin irritation (Category 2), H315 Eye irritation (Category 2A), H319 Reproductive toxicity (Category 1B), H360 Specific target organ toxicity - single exposure (Category 3), Respiratory system, H335	Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage. Store under inert gas. Moisture sensitive.	< 0.5 L
21	N, N-dimethylformamide	Flammable liquids (Category 3), H226 Acute toxicity, Inhalation (Category 4), H332 Skin irritation (Category 4), H312 Serious eye damage (Category 2A), H319 Reproductive toxicity (Category 1A), H360	Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage.	**4-6 L**
22	Ninhydrin	Acute toxicity, Oral (Category 4), H302 Skin irritation (Category 2), H315 Eye irritation (Category 2A), H319 Specific target organ toxicity - single exposure (Category 3), Respiratory system, H335	Keep container tightly closed in a dry and well-ventilated place.	< 1 g
23	Phenylene diisothiocyanate	Acute Toxicity - Oral [Category 3] Skin Corrosion/Irritation [Category 2] Eye Damage/Irritation [Category 2A] Sensitization - Respiratory [Category 1] Specific Target Organ Toxicity (Single Exposure) [Category 3] Aquatic Hazard (Acute) [Category 1] Aquatic Hazard (Long-Term) [Category 1]	Keep container tightly closed. Store in a cool, dark and well-ventilated place. Store under inert gas. Protect from moisture. Store locked up. Store away from incompatible materials such as oxidizing agents. Moisture-sensitive.	< 1 g
24	Piperidine	Flammable liquids (Category 2), H225 Acute toxicity, Oral (Category 4), H302 Acute toxicity, Inhalation (Category 3), H331 Acute toxicity, Dermal (Category 3), H311 Skin corrosion (Category 1B), H314 Serious eye damage (Category 1), H318 Acute aquatic toxicity (Category 3), H402	Keep container tightly closed. Store in a cool, dark and well-ventilated place. Store under inert gas. Protect from moisture. Store locked up. Store away from incompatible materials such as oxidizing agents.	< 0.5 L

#	Material	Hazard Class	Storage	Monthly waste generation volume
25	t-Butylamine	Flammable liquids (Category 2), H225 Acute toxicity, Oral (Category 4), H302 Acute toxicity, Inhalation (Category 3), H331 Skin corrosion (Category 1A), H314 Serious eye damage (Category 1), H318 Short-term (acute) aquatic hazard (Category 3), H402 Long-term (chronic) aquatic hazard (Category 3), H412	Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage. Handle and store under inert gas.	< 0.1 L
26	Trifluoroacetic acid	Corrosive to metals: Category 1 Acute Inhalation Toxicity - Vapors: Category 4 Skin Corrosion/irritation: Category 1A Serious Eye Damage/Eye Irritation: Category 1 Specific target organ toxicity (single exposure): Category 3	Keep containers tightly closed in a dry, cool and well-ventilated place. Corrosives area. Do not store in metal containers. Store under an inert atmosphere. Protect from moisture.	< 0.1 L
27	Triisopropylsilane	Flammable liquids: Category 3 Skin Corrosion/irritation: Category 2 Serious Eye Damage/Eye Irritation: Category 2 Specific target organ toxicity (single exposure): Category 3	Keep container tightly closed in a dry and well-ventilated place. Containers which are opened must be carefully resealed and kept upright to prevent leakage. Moisture sensitive.	< 0.05 L